Exhibit 10.13

Execution Version

SIXTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ACADIAN ASSET MANAGEMENT LLC

Dated as of March 14, 2016

SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of March 14, 2016, of ACADIAN ASSET MANAGEMENT LLC, a Delaware limited liability company (the “Company”), between OMAM Affiliate Holdings LLC or its successors or assigns (“OMAM”) and the Acadian KELP LP (the “KELP”) (each a “Member” and collectively the “Members”). Capitalized terms used herein are defined in Article XII.
W I T N E S S E T H:
WHEREAS, the Company has previously been formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”);
WHEREAS, the Members entered into the Limited Liability Company Agreement, first dated as of November 7, 2007, and amended and restated as of December 31, 2007 (the “Original Agreement”);
WHEREAS, the Original Agreement was amended and restated by the Second Amended and Restated Limited Liability Company Agreement dated as of July 21, 2010; and further amended by the Third Amended and Restated Limited Liability Company Agreement dated as of April 1, 2011, the Fourth Amended and Restated Limited Liability Company Agreement dated as of April 13, 2012 and the Fifth Amended and Restated Limited Liability Company Agreement dated as of August 14, 2014 (the “Fifth Agreement”);
WHEREAS, the Members wish to amend and restate the Fifth Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Members hereby continue the Company without dissolution, amend and restate the Fifth Agreement in its entirety, effective as of 11:59 p.m. on the date hereof, and agree as follows:

ARTICLE I.
FORMATION
Section 1.1.    Continuation. The Members hereby agree to continue the Company as a limited liability company under and pursuant to the terms of the Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided in this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.
Section 1.2.    Company Name. The name of the Company is “Acadian Asset Management LLC”.
Section 1.3.    The Certificate of Formation, Etc. Each of the Certificate of Formation and the two Certificates of Correction thereto were executed, delivered and filed with the Secretary of State by an “authorized person” of the Company within the meaning of the Act, which execution, delivery and filing are hereby authorized, ratified and approved in all respects. The Board is hereby authorized to execute, file and record, and to authorize any person to execute, file and record, all such other certificates and documents, including amendments to the Certificate of Formation, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the Laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.
Section 1.4.    Purpose. The purposes of the Company are (a) to provide asset management services to clients and (b) to engage in any other lawful activities for which limited liability companies may be organized under the Act.
Section 1.5.    Powers. Subject to the other provisions of this Agreement, the Company shall be and hereby is authorized and empowered to do or cause to be done any and all acts determined by the Board and the Committees to be necessary, advisable, convenient or incidental in furtherance of the purposes of the Company, without any further act, approval or vote of any Person, including any Member. Accordingly, the Company is vested with the power (i) to sue and be sued in its own name, (ii) to contract and be contracted with by its own name, and (iii) to acquire and hold real property and personal property for the purposes for which the Company is established and to dispose of the real property or personal property at its pleasure.
Section 1.6.    Office; Registered Office. The Company shall have its principal place of business at 260 Franklin Street, Boston, Massachusetts 02110. The Company may maintain such other office or offices at such location or locations within or without the State of Delaware in the United States as the Board may from time to time select. The Board shall give prompt written notice of any change in its principal place of business to the Members. The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Delaware 19808.
Section 1.7.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Delaware 19808.

Section 1.8.    Members and Membership Interests. Each Member shall have the Percentage Class A Interests and Percentage Class B Interests as set forth on in the books and records of the Company, entitling such Member to economic and other rights set forth in this Agreement.
(a)     Class A Interests. Members who hold Class A Interests shall have an income preference and a liquidation preference as set forth in Sections 3.1(e)(ii) and 3.1(g)(i), respectively. Except as otherwise required by the Act, holders of Class A Interests are entitled to vote or consent on all matters in which action is or may be taken by the Members of the Company, in proportion to their Percentage Class A Interests.
(b)    Class B Interests. Except as otherwise provided in the Certificate of Formation or this Agreement, Class B Interests shall have no voting or consent rights for any matter in which action is or may be taken by the Members of the Company.
ARTICLE II.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 2.1.    Initial Capital Contributions. OMAM made an initial Capital Contribution to the Company on December 31, 2007 of $1,250,000,000, plus (a) the amount of Segregated Client Mandated Capital as of such date ($32,000,000) and (b) the Excess Working Capital Amount.
Section 2.2.    Additional Capital Contributions.
(a)    In the sole discretion of the Board, the Board may offer the Members the opportunity to make additional Capital Contributions to the Company in proportion to their respective Percentage Class B Interest, such offer to be made at least thirty (30) days prior to the date on which such offer must be accepted or rejected and at least forty-five (45) days prior to the date on which such additional Capital Contribution is due. To the extent that either OMAM or the KELP makes an additional Capital Contribution in excess of its pro rata share, such excess amount (a “Non Pro Rata Additional Capital Contribution”) shall be added to such Member’s ACC Balance. Notwithstanding the foregoing, Non Pro Rata Additional Capital Contribution shall not include any Non Pro Rata Additional MAC Capital Contribution (as defined in Section 2.3 below). Any additional Capital Contributions made by any Member shall be properly reflected on the books and records of the Company. Non Pro Rata Additional Capital Contributions shall be repaid in accordance with Section 3.1(g)(iii).
Section 2.3.    MAC Capital Contributions. Notwithstanding anything to the contrary in this Agreement, any Member may agree to bear one hundred percent (100%) of the MAC Losses (an “Exclusive MAC Support Agreement”). In the event of an Exclusive MAC Support Agreement by any Member, such Member may make additional capital contributions to the Company in excess of its pro-rata share of any MAC Loss (a “Non Pro Rata Additional MAC Capital Contribution”).

Section 2.4.    Capital Accounts.
(a)    In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), a separate capital account (a “Capital Account”) shall be established and maintained for each Member. The initial Capital Account balance of OMAM on December 31, 2007 was the sum of the Initial OMAM Capital Account Amount, plus (a) the Segregated Client Mandated Capital as of such date ($32,000,000), and (b) the Excess Working Capital Amount; and the initial Capital Account balance of the KELP on December 31, 2007 was $0. As of the date hereof, the Excess Working Capital Amount and the Segregated Client Mandated Capital has been paid to OMAM.
(b)    As of the close of business of each Accounting Period, each Member’s Capital Account (i) shall be increased by (A) the amount of Capital Contributions made by such Member during such Accounting Period, (B) the cumulative amount of Net Profit (and items of income and gain) allocated to such Member pursuant to this Agreement and (C) the amount of any liabilities of the Company that have been assumed by such Member or that are secured by any Company property distributed to such Member and (ii) shall be decreased by (x) the cumulative amount of Net Loss (and items of deduction and loss) allocated to such Member pursuant to this Agreement, (y) the amount of any cash and the Asset Value of any Company asset distributed to such Member during such Accounting Period, and (z) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.
(c)    Each Member’s Capital Account shall be increased or decreased by items of net income and net loss allocated to such Member pursuant to Section 4.3.
(d)    Each Member’s Capital Account shall be adjusted for other increases and decreases that are required to be made to Capital Accounts pursuant to Section 704(b) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv).
(e)    It is the intention of the Members that the Capital Accounts of the Company be maintained in accordance with the provisions of Section 704(b) of the Code and the Regulations thereunder, and that this Agreement be interpreted consistently therewith, so that the allocations of items of income, gain, loss, deduction and credit provided herein will be given effect for federal income tax purposes.
Section 2.5.    Withdrawals or Loans.
(a)A Member shall not be entitled to withdraw any part of such Member’s Capital Account or to receive any distributions from the Company except as provided in Articles IV and X, provided that OMAM shall be entitled to withdraw at any time any Segregated Client Mandated Amount then held by the Company with the consent of both the Board of Managers and the Executive Committee; nor shall a Member be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein or as otherwise agreed by the Board. No loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose.
(b)    Subject to the obligations of the Company to make distributions strictly in accordance with Article III, OMAM shall have the right to borrow cash from the Company for a period not to exceed 120 days, at an interest rate that is no less than OM Asset Management Plc’s then-current short term borrowing rate, pursuant to a revolving credit loan agreement in a form agreed upon by OMAM and the Company, provided that (i) the aggregate amount that may be borrowed at any time shall not exceed OMAM’s share of the Company’s undistributed earnings for the four-month period ending on the last day of the calendar month preceding the month in which the borrowing occurs and (ii) in the event that the Company, as determined by the Board, shall require the use of any cash borrowed by OMAM, the Company shall request in writing that OMAM repay such borrowed amount and OMAM shall repay such borrowed amount within seven (7) Business Days of receipt of such request, subject to satisfaction of any United Kingdom regulatory requirements and/or Financial Services Authority approval that may be necessary.
(c)    OMAM, as the lender, in its sole discretion may loan the Company, as the borrower, pursuant to a revolving credit loan agreement in a form provided by OMAM, such amounts as may from time to time be requested by the Board of Managers and approved by OMAM, in OMAM’s sole and absolute discretion, for such purposes as may be mutually agreed by OMAM and the Company, at the interest rate referenced in Section 2.5(b) and on such other terms as determined by OMAM in its sole discretion.
(d)    The Company has no obligation to enter into any loan agreement with any Member other than as provided in this Section 2.5. The Company may enter into loan agreements with OMAM as provided in this Section 2.5 without the consent of any Manager or Member other than OMAM.
Section 2.6.    Negative Capital Accounts. No Member shall be required to make up a negative balance in such Member’s Capital Account.
Section 2.7.    No Interest. Except as provided herein, no Member shall be entitled to receive any interest on any Capital Account balance, including, without limitation, any Capital Contribution by such Member.

ARTICLE III.

DISTRIBUTIONS
Section 3.1.    Distributions. Subject to Article X, which shall govern distributions upon the dissolution of the Company, and Sections 3.2, 3.3 and 3.4, distributions of cash and any other property shall be made at such times and in such amounts as the Distribution Committee shall determine within forty-five (45) days following the end of each calendar quarter, following consultation with the Board and in accordance with Section 6.2(c), provided that, subject to Section 3.4:
(a)    The distributions with respect to a calendar quarter shall be made promptly, and in any event within ten (10) Business Days, following the time of determination by the Distribution Committee;
(b)    The aggregate amount distributed pursuant to this Section 3.1 in respect of the first, second and third calendar quarters shall be equal to (or, with the approval of the Board of Managers, equal to an amount in excess of) (i) 75% of Non-MAC Distributable Income during such quarter and (ii) 75% of MAC Distributable Income during such quarter;
(c)    The aggregate amount distributed pursuant to this Section 3.1 in respect of the fourth calendar quarter of a calendar year shall be no less than the excess of (i) (A) 100% of Non-MAC Distributable Income during the first, second, third and fourth quarters of such year over (B) the sum of the aggregate distributions of Non-MAC Distributable Income pursuant to this Section 3.1 in respect of the first, second and third calendar quarters of such year and (ii)(A) 100% of MAC Distributable Income during the first, second, third and fourth quarters of such year over (B) the sum of the aggregate distributions of MAC Distributable Income pursuant to this Section 3.1 in respect of the first, second and third calendar quarters of such year.
(d)    In addition to the amounts distributable pursuant to Section 3.1(b) and (c), in the event that the amount distributable pursuant to this Section 3.1 for a previous quarter was reduced as a result of Section 3.4 (due to, for example, the need to satisfy the Working Capital Requirements), and, at the time of a quarterly distribution, the Distribution Committee determines that the Company has sufficient cash with which to make an additional distribution, then the amount to be distributed in respect of such quarter shall be increased by an amount determined by the Distribution Committee not to exceed the cumulative amount previously withheld from distribution;
(e)    Subject to Sections 3.1(a) through (d), Section 3.1(g) and Section 3.5, the aggregate amount of Non-MAC Distributable Income distributed in respect of any calendar quarter shall be distributed to the Members as follows:
(i)    First, to the Members, in proportion to and to the extent of their current and accrued but unpaid ACC Income Preference Amount;

(ii)    Second, to OMAM until it has received, pursuant to this Section 3.1(e)(ii), (A) the Class A Quarterly Income Preference with respect to each calendar quarter ending on March 31, June 30 or September 30 and (B) with respect to a calendar quarter ending on December 31 of any calendar year, the excess of the Class A Annual Income Preference over the aggregate amount previously distributed to OMAM pursuant to Section 3.1(e)(ii)(A) in respect of such calendar year; and
(iii)    Thereafter, with respect to such quarter, one hundred percent (100%) to the Members in proportion to their respective Percentage Class B Interest.
In the event that the cumulative distribution to OMAM pursuant to Section 3.1(e)(ii) in any calendar year is less than the Class A Annual Income Preference for such year, the KELP shall promptly return to the Company for distribution to OMAM, no later than fifteen Business Days following the KELP’s receipt of its final distribution in respect of such year, an amount (the “Restoration Amount”) equal to the lesser of (A) the amount of such shortfall and (B) the cumulative amount distributed to the KELP in respect of such calendar year pursuant to Section 3.1(e)(iii). In the event the KELP fails timely to return the Restoration Amount, all amounts that the Company would otherwise distribute to the KELP under this Agreement (other than amounts distributed to the KELP pursuant to Section 3.1(f)) shall be distributed to OMAM until OMAM has received an aggregate amount of distributions under this sentence equal to the Restoration Amount; in addition, the KELP Partners shall be severally liable to OMAM for the Restoration Amount, with each KELP Partner’s liability being in proportion to, and to the extent of their shares of, distributions received by them from the KELP. OMAM may enforce its rights against the KELP Partners in its sole discretion, without regard to its right to receive distributions otherwise payable to the KELP. However, OMAM’s aggregate recovery under this paragraph shall not exceed the Restoration Amount.
(f)    Subject to Sections 3.1(a)-(d), Section 3.1(g) and Section 3.5, the aggregate amount of MAC Distributable Income distributed in respect of any calendar quarter shall be distributed to the Members as follows:
(i)    First, with respect to such quarter, one hundred percent (100%) to the KELP until the KELP has received the KELP MAC Carried Interest Percentage of the aggregate amount of MAC Distributable Income distributed in respect of such calendar quarter; and
(ii)    Thereafter, with respect to such quarter, one hundred percent (100%) to the Members in proportion to their respective Class B MAC Income Percentage.
(g)    Distributions of Sales Proceeds on the Occurrence of a Liquidity Event. Subject to Article X, which shall govern distributions upon the dissolution of the Company and Section 8.3(c), upon the occurrence of a Liquidity Event (x) that, for U.S.

federal income tax purposes, is treated as a sale by the Company of its assets or (y) that is treated as a sale by the Members of their Interests, the Company shall distribute the proceeds of any such sale or, in the case of sale of Interests, the Board of Managers shall cause the proceeds of any such sale to be distributed, as applicable, to the Members as follows:
(i)    First, to OMAM until OMAM has received pursuant to this Section 3.1(g)(i) an amount equal to the Initial OMAM Capital Account Amount, provided that (A) such amount shall be reduced by the amount of any Excess Class A Income Preference distributed to OMAM under Section 3.1(e)(ii) for the calendar year in which the Liquidity Event occurred, (B) such amount shall be increased by the amount of any Segregated Client Mandated Amount then held by the Company, and (C) such amount shall be increased by the amount of any Excess Working Capital Amount to the extent collected or realized and not withdrawn by OMAM pursuant to Section 2.5(a);
(ii)    Second, to the KELP in an amount equal to $116 million;
(iii)    Third, to each Member that has made a Non Pro Rata Additional Capital Contribution until such Member has received pursuant to this Section 3.1(g)(iii) an amount equal to the sum of its Unreturned Non Pro Rata Additional Capital Contributions and its Unpaid ACC Income Preference Amount (in proportion to the ratios determined by dividing the amount of such Unreturned Non Pro Rata Additional Capital Contribution and Unpaid ACC Income Preference Amount for such Member by the aggregate of such amounts with respect to all Members); and
(iv)    Thereafter, to the Members in proportion with their respective Percentage Class B Interest.
Notwithstanding anything to the contrary contained in the Agreement, from and after the occurrence of such a Liquidity Event, until such proceeds are distributed in full to the Members, the Company shall not make any distributions to any Person other than in accordance with this Section 3.1(g). For the avoidance of doubt, if the Company sells assets or equity in one period in connection with a Liquidity Event, then sells the remainder of its assets or equity in connection with such Liquidity Event in a later period, the proceeds from the initial sale shall be distributed pursuant to Section 3.1(g) and the amounts thus distributed shall be credited against amounts otherwise distributable pursuant to Section 3.1(g)(i)-(iv) in connection with such Liquidity Event.

Section 3.2.    Tax Distributions. Notwithstanding Section 3.1 but subject to Sections 3.3 and 3.4(a), the Company shall make distributions to the Members in amounts intended to enable the Members (or any Person whose tax liability is determined by reference to the income of a Member) to discharge their United States federal, state and local income tax liabilities arising from the allocations made pursuant to Section 4.1. The amount distributable pursuant to this Section 3.2 shall be determined by the Distribution Committee in good faith, based on the Assumed Income Tax Rate and the amounts allocated to the Members, and otherwise based on such assumptions as the Distribution Committee determines to be appropriate. To the extent that a Member previously has received a distribution pursuant to Section 3.1 during any taxable year, such distribution shall (without duplication) reduce the amount, if any, otherwise distributable to such Member pursuant to this Section 3.2 in respect of such taxable year. The amount distributable to any Member pursuant to Section 3.1 shall be reduced by the amount distributed to such Member pursuant to this Section 3.2.
Section 3.3.    Withholding; Tax Indemnification. The Distribution Committee is authorized to withhold from distributions, or with respect to allocations, to the Members and to pay over to any federal, state, local or other governmental authority any amounts required to be so withheld pursuant to the Code or other applicable provisions of any federal, state or local Law. All amounts withheld pursuant to the Code or any provision of any state or local tax with respect to any payment, distribution or allocation to the Company or its Members shall be treated as amounts distributed to the Members pursuant to this Article III for all purposes under this Agreement. Each Member shall indemnify and hold harmless the Company for all taxes (including interest, penalties and additions to tax) relating to amounts received by such Member from the Company that were required to have been withheld by the Company under applicable Law.
Section 3.4.    Overriding Provision.
(a)    Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member if such distribution would violate Section 18-607 of the Act or other applicable Law.
(b)    Notwithstanding any provision to the contrary contained in this Agreement other than Section 3.2, the Company shall not make any distribution to any Member if, as determined the Distribution Committee, in the good faith exercise of its business judgment, the amount of cash remaining at the Company following such distribution or withdrawal would not be sufficient to satisfy Working Capital Requirements, regulatory requirements or payments by the Company in connection with puts, calls or redemptions pursuant to Section 8.3.

Section 3.5.    Special Distributions to OMAM. Upon a determination by the Remuneration Committee to pay a portion of compensation to any employee of the Company with publicly-traded shares of Old Mutual (“Compensatory Property”), the Company will distribute to OMAM at vesting an amount equal to the value, as of the time of the vesting of such employee’s shares, of such Compensatory Property, as determined by OMAM and the Executive Committee. For purposes of this Section 3.5, publicly-traded shares of Old Mutual issued pursuant to the Old Mutual Restricted Share Plan shall constitute Compensatory Property.
ARTICLE IV.

ALLOCATIONS
Section 4.1.    Allocations of Net Profit and Net Loss.
(a)    Non-MAC Net Loss. After giving effect to the special allocations under Sections 4.2, 4.3 and 4.4, Non-MAC Net Loss shall be allocated among the Members in the following order and priority:
(i)    Chargeback of Undistributed Residual Allocations. First, to each Member until the excess of (i) the aggregate amount of Non-MAC Net Profits allocated to such Member pursuant to Section 4.1(c)(iv) for all taxable years over (ii) the sum of (A) the aggregate amount of distributions made to such Member pursuant to 3.1(e)(iii) for all taxable years plus (B) the aggregate amount of Non-MAC Losses allocated to such Member pursuant to this Section 4.1(a)(i) for all taxable years equals zero (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Members);
(ii)    Loss of Unreturned Additional Capital Contributions. Second, to each Member that has made a Non Pro Rata Capital Contribution until the excess of (i) the aggregate amount of Non-MAC Net Losses allocated to such Member pursuant to this Section 4.1(a)(ii) for all taxable years over (ii) the aggregate amount of Non MAC Net Profits allocated to such Member pursuant to Section 4.1(c)(iii) for all taxable years equals the amount of such Member’s Unreturned Non Pro Rata Additional Capital Contributions (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Members);
(iii)    Loss of Undistributed Class A Income Preference. Third, to OMAM until the excess of (i) the aggregate amount of Non-MAC Net Profits allocated to OMAM pursuant to Section 4.1(c)(ii) for such taxable years over (ii) the sum of (A) the aggregate amount of distributions made to OMAM pursuant to 3.1(e)(ii) for such taxable years plus (B) the aggregate amount of Losses allocated to such OMAM pursuant to this Section 4.1(b)(iii) for such taxable years equals zero;
(iv)    Chargeback of Unpaid ACC Income Preference Amount. Fourth, to each Member that has made a Non Pro Rata Additional Capital Contribution until the excess of (i) the aggregate amount of Non-MAC Net Profits allocated to such Member pursuant to Section 4.1(c)(i) for all taxable years over (ii) the sum of (A) the aggregate amount of distributions made to such Member pursuant to Section 3.1(e)(i) for all taxable years plus (B) the aggregate amount of Non-MAC Net Losses allocated to such Member pursuant to this Section 4.1(a)(iv) for all taxable years equals zero (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Members); and
(v)    Residual Non-MAC Loss Allocations. Fifth, to the Members in proportion to their positive Capital Account balances until such balances are reduced to zero and thereafter in proportion to their Percentage Class B Interest.
(b)    MAC Net Loss. After giving effect to the special allocations under Sections 4.2, 4.3 and 4.4, MAC Net Loss shall be allocated among the Members in the following order and priority:
(i)    Chargeback of Residual Allocations. First, to each Member until the excess of (i) the aggregate amount of MAC Net Profits allocated to such Member pursuant to Section 4.1(d)(ii) for all taxable years over (ii) the sum of (A) the aggregate amount of distributions made to such Member pursuant to 3.1(f)(ii) for all taxable years plus (B) the aggregate amount of MAC Net Losses allocated to such Member pursuant to this Section 4.1(b)(i) for all taxable years equals zero (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Members);
(ii)     Loss of Undistributed MAC Carry Percentage. Second, to the KELP until the excess of (i) the aggregate amount of MAC Net Profits allocated to the KELP pursuant to Section 4.1(d)(i) for such taxable years over (ii) the sum of (A) the aggregate amount of distributions made to the KELP pursuant to 3.1(f)(i) for such taxable years plus (B) the aggregate amount of MAC Net Losses allocated to the KELP pursuant to this Section 4.1(b)(ii) for such taxable years equals zero; and
(iii)    Residual MAC Loss Allocations. Third, to the Members in proportion to their positive Capital Account balances until such balances are reduced to zero and thereafter in proportion to their respective Class B MAC Income Percentage.
(c)    Non-MAC Net Profit. After giving effect to the special allocations under Sections 4.2, 4.3 and 4.4, Net Profit shall be allocated among the Members in the following order and priority:
(i)    Allocation of ACC Income Preference. First, to each Member that has made a Non Pro Rata Additional Capital Contribution until the excess of (i) the aggregate amount of Profits allocated to such Member pursuant to this Section 4.1(b)(i) for all taxable years over (ii) the aggregate amount of Losses allocated to such Member pursuant to Section 4.1(a)(iv) hereof for all taxable years is equal to such Member’s ACC Income Preference Amount (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Members);
(ii)    Allocation of Class A Income Preference. Second, to OMAM until the excess of (i) the aggregate amount of Non-MAC Profits allocated to OMAM pursuant to this Section 4.1(b)(ii) for such taxable years over (ii) the aggregate amount of Non-MAC Losses allocated to OMAM pursuant to Section 4.1(a)(iii) hereof for such taxable years is equal to the aggregate amount of the distributions made to OMAM pursuant to Section 3.1(e)(ii) for such taxable years;
(iii)    Chargeback of Loss of Unreturned Additional Capital Contributions. Third, to each Member that has made a Non Pro Rata Additional Capital Contribution until the excess of (i) the aggregate amount of Non-MAC Losses allocated to such Member pursuant to Section 4.1(a)(ii) for all taxable years over (ii) the aggregate amount of Non-MAC Profits allocated to such Member pursuant to this Section 4.1(c)(iii) for all taxable years equals zero (in proportion to the ratios determined by dividing the amount of such excess by the aggregate amount of such excesses with respect to all Members); and
(iv)    Residual Non-MAC Profit Allocations. Thereafter, to the Members in proportion to their respective Percentage Class B Interest.
(d)    MAC Net Profit. After giving effect to the special allocations under Sections 4.2, 4.3 and 4.4, MAC Net Profit shall be allocated among the Members in the following order and priority:
(i)    Allocation of MAC Income Preference. First, to the KELP until the excess of (i) the aggregate amount of MAC Net Profits allocated to the KELP pursuant to this Section 4.1(d)(i) for such taxable years over (ii) the aggregate amount of MAC Net Losses allocated to the

KELP pursuant to Section 4.1(b)(ii) hereof for such taxable years is equal to the aggregate amount of the distributions made to KELP pursuant to Section 3.1(f)(i) for such taxable years;
(ii)    Residual MAC Profit Allocations. Thereafter, to the Members in proportion to their respective Class B MAC Income Percentage.
Section 4.2.    Allocations of Book Income and Loss. In connection with adjustments of Asset Value, solely for book purposes, net income (or items thereof) and net loss (or items thereof) shall be allocated to the Members in such amounts and in such proportions as will cause the Capital Account of each Member as of immediately before any Liquidity Event to be equal to the amount required to be distributed to each such Member pursuant to Section 3.1(g).
Section 4.3.    Regulatory and Special Allocations. The following special allocations shall be made in the following order and prior to any allocations of Net Profit or Net Loss pursuant to Section 4.1:
(a)    Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV and except as otherwise provided in Treasury Regulation Section 1.704-2(f), if there is a net decrease in “partnership minimum gain” (within the meaning of Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d)) during any Accounting Period of the Company, each Member shall be specially allocated items of Company income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) in an amount equal to such Member’s share of the net decrease in partnership minimum gain, as determined under Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f) and (j). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in such Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Article IV, if there is a net decrease in “partner nonrecourse debt minimum gain (within the meaning of Treasury Regulations Section 1.704-2(i)) attributable to a “partner nonrecourse debt” (within the meaning of Treasury Regulations Section 1.704-2(b)(4)), then, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulation Section 1.704-2(i), shall be specially allocated items of Company income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) in an amount equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain attributable to such partner nonrecourse debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and (j)(2). This Section 4.3(b) is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(c)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, any deficit balance in such Member’s Capital Account (after giving effect to the adjustments set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)) (an “adjusted capital account deficit”) as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an adjusted capital account deficit after all other allocations provided for in this Section 4.3 have been tentatively made as if this Section 4.3(c) were not in the Agreement.
(d)    Nonrecourse Deductions. Any “nonrecourse deductions” (within the meaning of Treasury Regulations Section 1.704-2(b)) for any Accounting Period shall be specially allocated among the Members in proportion to their respective Percentage Class B Interest.
(e)    Partner Nonrecourse Deductions. Any “partner nonrecourse deductions” (within the meaning of Treasury Regulations Section 1.704-2(i)) for any Accounting Period of the Company shall be allocated to the Member who bears the economic risk of loss with respect to the “partner nonrecourse debt” to which such partner nonrecourse deductions are attributable, in accordance with Treasury Regulation Section 1.704-2(i)(1).
(f)    Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event that Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.
(g)    Curative Allocations. Any special allocations of items of income, gain, loss or deduction pursuant to this Section 4.3 shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount of any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if such special allocations had not occurred.
(h)    Special Allocation to OMAM. There shall be specially allocated to OMAM the amount of any item deductible for federal tax purposes attributable to (i) the operation of the stock appreciation rights program, voluntary deferral plan, long-term incentive program or short-term incentive program of Acadian Asset Management, Inc., through and including the date of such corporation’s merger with and into the Company; or (ii) any severance, termination or similar payment that OM(US)H is required to make to any employee or consultant of the Company pursuant to any employment or consulting agreement to which the Company is a party.
Section 4.4.    Tax Allocations; Sections 704(c).
(a)    Except as otherwise provided for in this Section 4.4, each item of income, gain, loss deduction and credit shall be allocated among the Members in the same manner for U.S. federal income tax purposes as the correlative item of book income, gain, loss, deduction and credit is allocated pursuant to this Article IV.
(b)    In addition, in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, items of income, gain, loss, deduction and credit with respect to property contributed to the Company shall, solely for U.S. federal income tax purposes, be allocated so as to take account of any variation between the adjusted tax basis of property at the time of contribution to the Company for U.S. federal income tax purposes and its initial Asset Value at the time of contribution using an allocation method permitted by the Treasury Regulations as determined by the tax matters partner.
(c)    In the event that the Asset Value of any company asset is adjusted in accordance with this Agreement, subsequent allocations of items of income, gain, loss, deductions and credits with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for U.S. federal income tax purposes and its adjusted Asset Value in a manner consistent with the principles of Section 704(c) and the Treasury Regulations promulgated thereunder.
(d)    Allocations pursuant to this Section 4.4 are solely for purposes of U.S. federal, state and local income taxes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss or other items of income, gain, loss, deduction or credit, or distributions, pursuant to any provision of this Agreement.

Section 4.5.    Advances on Member’s Distributive Shares of Net Profit. The Company shall be authorized to make advances or drawings against a Member’s distributive share of Net Profit in accordance with Treasury Regulation Section 1.731-1(a)(ii).
Section 4.6.    Transfer or Assignment. In the case of a transfer, assignment or issuance of an Interest, for purposes of determining the Net Profit, Net Loss book income, book loss or other items allocable to any Accounting Period, Net Profit, Net Loss, book income, book loss and such other items shall be determined on a daily, monthly or other basis as determined by the tax matters partner, subject to the approval of the Executive Committee, such approval not to be unreasonably withheld or delayed, using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder.
ARTICLE V.

MEMBERS
Section 5.1.    Limited Liability. Except as otherwise provided by the Act or herein, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company. No Member shall be required to lend any funds to the Company. The liability of each Member for the debts, obligations and liabilities of the Company shall be limited to its Capital Contributions theretofore made to the Company by such Member (or its predecessor in interest) that have not been previously repaid to or withdrawn by such Member (or its predecessor in interest) in accordance with the terms of this Agreement.
Section 5.2.    Certificates. Ownership of Interests will be evidenced by certificates. The books reflecting the issuance of any certificates shall be kept by the Company. The certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the holder’s name and the percentage ownership represented by the Interests. The certificates shall carry a legend noting the restrictions on the transfer or assignment of the Interests and any other matters as shall be determined by the Company in accordance with the Securities Act of 1933, as amended (the “Securities Act”), or any other federal or state securities or blue sky Laws. The Company may determine the conditions upon which a new certificate may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed and may, in its discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company and any transfer agent and registrar against any and all loss or claims which may arise by reason of the issuance of a new certificate in the place of the one lost, stolen, or destroyed.

ARTICLE VI.

BOARD; COMMITTEES; OFFICERS; ACTIONS REQUIRING CONSENT OF BOARD
Section 6.1.    Board.
(a)    Power and Authority. Except as set forth in this Article VI and the other provisions of this Agreement or as otherwise required by the Act or other applicable Law, the management, control and operation of and the determination of policy with respect to the Company and its management and other activities shall be vested in a Board of Managers (the “Board” or the “Board of Managers”) (acting directly or through its duly appointed agents), which is hereby authorized and empowered on behalf and in the name of the Company and in its own name, if necessary or appropriate, but subject to the other provisions of this Agreement, to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable, convenient or incidental thereto. The Board of Managers shall be comprised of not more than thirteen (13) members (each, a “Manager”), of whom not more than nine (9) Managers shall be voting Managers. No Person who is a Member may also serve as a Manager. Any Manager may resign from the Board upon prior written notice to the Board.
(b)    OMAM Managers. No more than five (5) Managers (the “OMAM Managers”) shall be appointed, and may be removed for any reason or for no reason, by OMAM in its sole discretion. All OMAM Managers are voting Managers. Any vacancy created by the removal or resignation of an OMAM Manager shall be filled only by OMAM. Each OMAM Manager shall be entitled to vote on any matter properly brought before the Board.
(c)    KELP Voting Managers; KELP Advisory Managers. (i) Four (4) officers of the Company (the “KELP Voting Managers”) shall be appointed as Managers in accordance with procedures as set forth in this Section 6.1(c)(i). The KELP Voting Managers shall consist of the individuals holding the following titles at the Company: Chief Executive Officer, Chief Investment Officer, Head of Global Marketing & Client Service and Chief Operating Officer. At such time that a KELP Voting Manager shall cease to be an employee of the Company or shall cease to hold the relevant title with the Company for any reason, such KELP Voting Manager shall automatically cease to be a KELP Voting Manager without any further action required to be taken. A KELP Voting Manager may not be removed by any Member except as set forth herein. Any vacancy created by the resignation or automatic removal of a KELP Voting Manager shall be filled with the officer appointed to hold the relevant title with the Company, provided, however that, the Chief Executive Officer of the Company (or, in the event there is no Chief Executive Officer, a majority of the remaining KELP Voting Managers) may appoint a KELP Partner to be an interim KELP Voting Manager until the relevant position with the Company is filled by the Board. Any interim KELP Voting Manager shall have the same rights as the other KELP Voting Managers; provided, however, that such interim KELP

Voting Manager shall be replaced as a KELP Voting Manager immediately upon the appointment of an officer to the relevant title with the Company. Each KELP Voting Manager shall be entitled to vote on any matter properly brought before the Board.
(ii)    No more than four (4) natural persons who are employees of the Company (and are not consultants to the Company) (the “KELP Advisory Managers”) shall be appointed in accordance with procedures set forth in this Section 6.1(c)(ii). At such time that a KELP Advisory Manager shall cease to be an employee of the Company for any reason, such KELP Advisory Manager shall automatically cease to be a KELP Advisory Manager without any further action required to be taken. A KELP Advisory Manager may be removed at any time, for any reason or for no reason, by the KELP in its sole discretion. No KELP Advisory Managers shall be entitled to vote on any matter brought before the Board. Each KELP Advisory Manager shall serve until such KELP Advisory Manager resigns, is automatically removed or is removed by the KELP. Any vacancy created by the removal, resignation or automatic removal of a KELP Advisory Manager shall be filled by a Majority in Interest of the KELP Partners, provided that each KELP Advisory Manager shall hold a position with the Company of Senior Vice President (or any position senior to a Senior Vice President). The names of the current KELP Advisory Members shall be kept with the records of the Company and shall be provided to OM(US) upon request.
(d)    Approval Requirements. Subject to Section 6.7 hereof, the Board shall take actions with the approval of a majority of the voting Managers (that is, with the approval of at least five (5) voting Managers), in person or by proxy, (the “Consent of the Board of Managers”), provided that until December 31, 2022 (except as provided otherwise in this Section 6.1(d)), the Board may only take action with the approval of at least seven (7) out of nine (9) voting Managers with respect to:
(i)    The admission of a Member;
(ii)    Any material reduction in benefits or base salaries provided to employees of the Company;
(iii)    Any change to the Bonus Plan;
(iv)    Any determination that the FMV Multiple shall be less than six (6) (which determination shall always require approval of at least seven (7) of nine (9) voting Managers and shall not be subject to the fifteen (15) year limitation set forth above in this Section 6.1(d));
(v)    Any material change to the policies implemented prior to and on December 31, 2007 with respect to allocations of “overhead” or other parent company expenses to the Company and its predecessor, provided that such change is not done for the principal purpose of diminishing the value of the Class B Interest in the Company held by the KELP, in which case such material change shall not be permitted at any time or with any approval;
(vi)    Any material change to the policies or method of calculating pre-bonus, pre-tax profits of the Company;
(vii)    Any acquisition by the Company of another business, or any merger or business combination of another business into the Company;
(viii)    The right of setoff set forth in Section 8.3(a);
(ix)    The appointment of a Chairman who is not a KELP Voting Manager; and
(x)    The determinations of the Board of Managers with respect to the denial of indemnification set forth in Sections 7.1(a) and 7.1(b).
(e)    Actions of the Board. All decisions or actions of the Board shall be consistent with the then-current Approved Budget, provided that the Board and/or the Company may exceed budgeted expenses in respect of all or any portion of a calendar year ending on March 31, June 30, September 30 or December 31 so long as the Company is reasonably expected to achieve the profit forecast in respect of such period. The Board shall review revised financial forecasts at all quarterly meetings and shall modify the then-current Approved Budget as appropriate based on such financial forecasts. The Members agree that the Company and the Board of Managers shall be subject to and operate pursuant to the current Scheme of Authority as may be applied to the Company by OMAM (the “Scheme of Authority”) to the extent the Scheme of Authority does not conflict with the provisions of this Agreement. The Members acknowledge and agree that OMAM or OM(US)H may from time to time amend or modify the Scheme of Authority, in the sole discretion of OMAM or OM(US)H, provided that such amended Scheme of Authority shall only apply to the Company to the extent the amended or modified provisions are (i) not inconsistent with the provisions of this Agreement or (ii) necessary to comply with changes in the law and regulation applicable to the Company. OMAM or OM(US)H shall provide any such amendment or modification to the Board of Managers. The Board of Managers shall operate in accordance with the meeting procedures set forth in Section 6.3.

Section 6.2.    Committees. The Company shall establish an executive committee (the “Executive Committee”), a remuneration committee (the “Remuneration Committee”) and a distribution committee (the “Distribution Committee”) and any other committee that is required under the Scheme of Authority (as the same may be amended in accordance with Section 6.1(e)) (collectively, the “Standing Committees”), in the manner and with such power and authority as is as set forth below in this Section 6.2. The Board may also establish such other committees with such other powers and authority as the Board shall determine, provided that such delegation of authority shall not infringe on, or otherwise diminish, the power and authority of any Standing Committee. The power and authority of any committee established by the Board of Managers under this Section 6.2 shall not exceed the power and authority possessed by the Board of Managers under this Agreement and shall be exercised subject to all separate consent rights of OMAM and OM(US)H and supermajority consent rights of the Board of Managers under this Agreement. Such committees shall operate in accordance with the meeting procedures set forth in Section 6.3.
(a)    Executive Committee. Each of the KELP Voting Managers and each the KELP Advisory Managers shall, together, constitute the Executive Committee. Each member of the Executive Committee shall be a voting member of the Committee. Subject to the Scheme of Authority (as the same may be amended in accordance with Section 6.1(e)) and Section 6.7 hereof, the Executive Committee shall have control over (i) the day-to-day operations of the business of the Company, subject to operating within the Approved Budget (as the same may be varied in accordance with Section 6.1(e)), such control to include the right and power, on behalf of the Company without any further consent of the Members being required (A) to perform all normal business functions, and otherwise operate and manage the business and affairs of the Company in accordance with and as limited by this Agreement, (B) to employ and dismiss from employment any and all employees, agents, attorneys and consultants of the Company and (C) to enter into contracts and other agreements with respect to the provision of investment management services and the conduct of the Company’s business generally and (ii) the investment philosophy, investment processes and relationships with investment advisory clients of the Company. For the avoidance of doubt, the Board of Managers also has the right and power to dismiss from employment any and all employees, agents, attorneys and consultants of the Company.
(b)    Remuneration Committee.
(i)    The Remuneration Committee shall be comprised of: (i) the Chief Executive Officer of the Company, (ii) three (3) KELP Voting Managers or KELP Advisory Managers who shall be appointed and may be removed, for any reason or no reason, by a majority vote of the KELP Voting Managers and the KELP Advisory Managers, provided that any such removal from or appointment to the Remuneration Committee shall be subject to approval by OMAM in its sole discretion, and (iii) one (1) OMAM Manager who shall be appointed and may be removed, for any reason or no reason, by OMAM in its sole discretion. The Remuneration

Committee shall meet at least twice a year during or prior to the time of each of the Trading Windows in such year.
(ii)    The Remuneration Committee shall make all decisions with respect to the following matters:
(A) compensation of Company employees, including, without limitation,
(1) the allocation among Company employees of the bonus pool from the Bonus Plan;
(2) changes to base salaries or employee benefits and
(3) approval of the portion of bonuses of Company employees who do not hold Interests indirectly through the KELP;
(B) allocation of KELP interests offered by the KELP among Eligible Employees and offered by any Limited Partner to any Eligible Employee who is a consultant to the Company, for each Trading Window (including over multiple Trading Windows) consistent with the Succession Plan adopted by the Executive Committee;
(C) designation of Eligible Employees who may purchase KELP interests from the KELP or from any other Person for each Trading Window (including over multiple Trading Windows) consistent with the Succession Plan adopted by the Executive Committee and, consistent with the KELP Agreement, a prioritization of such Eligible Employees and Employed Limited Partners for each such Trading Window (for each such Trading Window, a “Priority Buyer List”);
(D) establishment and modification of the maximum ownership of KELP interests for each Eligible Employee based on the maximum Interests in the Company that may be held indirectly by each such Eligible Employee (it being agreed that the Remuneration Committee shall consider the Succession Plan in establishing and modifying such maximum ownership percentages and, in computing maximum ownership percentages, interests in the KELP that have been redeemed shall be deemed to be outstanding for purposes of maximum ownership limits so long as those interests are made available for reissuance during each subsequent Trading Window pursuant to Section 8.6 of the KELP Agreement or the Bonus Plan);

(E) waiver of any requirement of purchases or sales of KELP interests;
(F) re-offers of Interests to the extent set forth in Section 8.6 of the KELP Agreement;
(G) determinations to utilize the working capital of the Company to redeem or purchase Interests pursuant to Article VIII or to sell Interests and thereby augment working capital, pursuant to Section 8.4(d), in each case, after receipt of the recommendation made by the Executive Committee, and
(H) all matters for which the Remuneration Committee makes determinations or exercises discretion as provided in this Agreement, the KELP Agreement and any employment or consulting agreement between the Company and a KELP Partner.
(iii)    The chief executive officer of OM(US)H, in his or her capacity as chief executive officer of OM(US)H, shall have the right to veto, modify and reapportion any decision made by the Remuneration Committee, provided that (A) the chief executive officer of OM(US)H shall not be permitted to exercise such veto to reject, modify or reapportion the proposed allocations from the Bonus Plan recommended by the Remuneration Committee with respect to any employee of the Company with total annual compensation in excess of $250,000 if such veto, modification or reapportionment would result in the allocation to such employee to be reduced by more than 33% from the allocation initially recommended by the Remuneration Committee provided, however, that should the Remuneration Committee recommend that any such employee be allocated 15% or more of the total bonus pool from the Bonus Plan, the chief executive officer of OM(US)H shall maintain such right to veto, modify and reapportion the Remuneration Committee decision with respect to such employee and (B) the chief executive officer of OM(US)H shall not have the right to veto, modify or reapportion any bonus allocation approved by the Remuneration Committee with respect to any employee whose total annual compensation is equal to or less than $250,000.
(c)    Distribution Committee. The Distribution Committee shall be comprised of: (i) two (2) OMAM Managers who shall be appointed and may be removed, for any reason or no reason, by OMAM in its sole discretion, and (ii) one (1) member who shall be the Chief Executive Officer of the Company. The Distribution Committee will determine the amount and timing of distributions by the Company subject to the terms of this Agreement and applicable Law and after consultation with the Board of Managers. In its decisions, the Distribution Committee shall have regard to (i) any Distribution Policy of the Company, (ii) the Working Capital Requirements, (iii) regulatory requirements, (iv) expenditures contemplated by the Approved Budget and (v) payments by the Company in connection with puts, calls or redemptions pursuant to Section 8.3, provided that the Distribution Committee shall not have the authority to delay or withhold any distribution required by Section 3.2 hereof.
Section 6.3.    Procedures.
(a)    Except as otherwise provided by this Agreement, the Board and each Committee (i) shall approve matters by a majority of the voting Managers of the Board or such Committee, as the case may be, (ii) may act by approval granted either at a meeting of the Board or Committee, as applicable, or by a writing executed by a sufficient number of Managers or such Committee, as the case may be, to approve such action, and such writing is filed with the records of the Board or Committee, as applicable, and (iii) shall act in accordance with such other rules and procedures as may be approved by a majority of the voting Managers of the Board or such Committee, as applicable, consistent with the provisions of this Agreement.
(b)    Any Board or Committee member may, by a writing, grant a proxy to any other member of the Board or such Committee, as the case may be, permitting such other member to vote in approval of any matter within the scope of such proxy.
(c)    The Board shall have a Chairman who shall serve in such capacity until such time as a successor is elected and qualified or until such Chairman’s earlier death, resignation or removal as Chairman. The Board shall have the right to replace and appoint the Chairman from the members of the Board who shall be a KELP Voting Manager, except as set forth in Section 6.1(d). The Chairman shall preside at all meetings of the Board at which he or she shall be present and shall perform such other duties and exercise such powers as may from time to time be prescribed by the Board (in the case of a Chairman who is not a KELP Voting Member, to the extent not inconsistent with his status). The Chairman shall also set the agenda for any meetings of the Board and shall have an opportunity to review any materials distributed to the Board in connection with meetings of the Board.
(d)    Regular meetings of the Board of Managers shall be held at such times and places within or without the State of Delaware fixed by resolution of the Board of Managers, and shall be held not less frequently than quarterly. The Chief Executive Officer of the Company, the Chairman, a majority of the Managers or any OMAM Manager may convene a special meeting of the Board.
Notice of any special meeting of the Board or of any change in the time or place of a regularly scheduled meeting, which shall state the time and place of the meeting, shall be given to all Managers by U.S. mail, overnight delivery or facsimile (in each case with a copy provided by e-mail) or by e-mail, at least 48 hours (and in no event less than one (1) Business Day) before such meeting, addressed to such Manager at such Manager’s usual or last known business or residence mailing address, facsimile, or business e-mail address, as applicable, or by telephone or delivery in person, in each case with a copy provided by e-mail to such Manager at such Manager’s usual or last known business e-mail address, at least 24 hours before the meeting; provided that notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Manager.
A majority of the Managers present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than twenty-four (24) hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the Managers who were not present at the time of the adjournment. Managers may participate in a meeting through use of conference telephone, video conference or similar communications equipment, so long as all Managers participating in such meeting can hear one another or by any other means permitted by Law. Participation in a meeting pursuant to this paragraph constitutes presence in person at such meeting.
(e)    Except as may be otherwise provided by Law or by this Agreement, at any meeting of the Board of Managers, a majority of the Managers then in office, present in person or by proxy, shall constitute a quorum, provided that, subject to Section 6.1(d) and Section 6.7, the Board shall take no action without the Consent of the Board of Managers.
(f)    No Manager shall be paid compensation or fees for such Manager’s services as Manager, but each Manager shall be reimbursed by the Company for such Manager’s reasonable expenses incurred in the performance of such Manager’s duties as Manager as the Board of Managers from time to time may determine by the Consent of the Board of Managers. Nothing contained in this Section 6.3(f) shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation therefor.
(g)    Each Committee shall meet where, when and as provided by such rules or by resolution of the Board of Managers, provided that the Remuneration Committee shall not meet before the fifteenth day following receipt by the chief executive officer of OM(US)H of compensation recommendations from Company management. Except as the Board of Managers may otherwise determine, a majority of the voting members of the Committee then constituting the membership of any such committee shall constitute a quorum for the transaction of business and in the case of the Remuneration Committee, the OMAM Manager who is a member of the Remuneration Committee (or such member’s proxy) must participate in such meeting.

Section 6.4.    Officers.
(a)    Appointment and Term of Office. Subject to Section 6.7 hereof, officers of the Company (“Officers”) shall be appointed from time to time by the Executive Committee in its sole discretion, and each such officer shall hold office until a successor is appointed or until such officer’s earlier death, resignation or removal in the manner hereinafter provided. Each Officer shall have such authority and shall perform such duties as may be provided in this Agreement or as the Executive Committee may from time to time prescribe. No such appointment by the Executive Committee by itself shall cause any member of such committee to cease to be a “manager” of the Company within the meaning of the Act or this Agreement or restrict the ability of such committee to exercise the powers so delegated. The power and authority of any Officer appointed by the Executive Committee under this Section 6.4 shall not exceed the power and authority possessed by such committee under this Agreement and shall be exercised subject to all separate consent rights of OMAM and OM(US)H under this Agreement. Unless the authority of the Officer designated as the officer in question is limited in the document appointing such Officer or is otherwise specified by the Executive Committee, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would customarily have to act for a Delaware corporation in the absence of a specific delegation of authority. Any two or more offices may be held by the same person. The remuneration of all Officers shall be fixed by the Remuneration Committee.
Consistent with the foregoing, the individuals set forth on Exhibit 6.4(a) are hereby confirmed to be the officers of the Company holding the titles set forth opposite their names.
The Chief Executive Officer of the Company shall report directly to the chief executive officer of OM(US)H.
(b)    Resignation and Removal. Any Officer may resign at any time by giving oral or written notice to the appropriate person: in the case of the Chief Executive Officer, such notice must be given to the Chairman of the Board or the chief executive officer of OM(US)H, and for all other Officers, such notice must be given to, at the Officer’s election, the Chief Executive Officer, the Secretary, the Director of Human Resources of the Company or to the Officer’s immediate manager and such resignation shall take effect after the giving of such notice at the time specified therein or, if the time when it shall become effective shall not be specified therein, when accepted by action of the Executive Committee. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective. All Officers shall be subject to removal at any time by the Board, for any reason or for no reason. If any office shall become vacant, a replacement Officer shall be appointed by the Executive Committee, subject to Section 6.7.
(c)    Secretary. The Secretary shall keep the records of all meetings and written actions of Members, the Board and the Committees and shall be the custodian of all contracts, deeds, documents and all other indicia of title to properties owned by the Company and of its other company records and in general shall perform all duties and have all powers incident to the office of the secretary of a corporation organized under the Delaware General Corporation Law and shall perform such other duties and exercise such other powers as may from time to time be prescribed by the Board. The duties of the Secretary may be performed by one or more employees or agents of the Company to be appointed by the Secretary with the consent of the Board.
(d)    Agreements. All KELP Partners and any others determined by the Executive Committee, shall be required to execute and be subject to customary non-solicitation, confidentiality and invention assignment agreements, as well as other customary agreements as determined by the Executive Committee in consultation with the Company’s Director of Human Resources.
Section 6.5.    “Managers”; Power to Bind the Company. Each voting member of the Board shall be a “manager” of the Company as such term is used in the Act. The Chief Executive Officer and the other officers of the Company shall have the authority to sign agreements, contracts, instruments or other documents in the name of and on behalf of the Company, as shall be determined by the Executive Committee. The Executive Committee may authorize any other Person to sign agreements, contracts, instruments or other documents in the name of and on behalf of the Company, and such authority may be general or limited to specific instances. Except with respect to OMAM in its capacity as tax matters partner, no Member or Manager acting individually in its capacity as a Member or Manager shall have any authority, power or privilege to act on behalf of or to bind the Company.
Section 6.6.    Standard of Care for Managers; Liability of Covered Persons.
(a)     General. Each Manager shall perform his or her duties hereunder in good faith and in a manner reasonably believed to be in or not contrary to the best interests of the Company. No Covered Person shall be liable to the Company or any Member for any act or omission, including any mistake of fact or error in judgment, taken, suffered or made by such Covered Person in good faith and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute Disabling Conduct. No Member shall be liable to the Company or any Member for any action taken by any other Member.
(b)    Reliance. A Covered Person shall incur no liability in acting in good faith upon any signature or writing believed by such Covered Person to be genuine, may rely on a certificate signed by an executive officer of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters, except to the extent that such belief, reliance or selection constituted Disabling Conduct. Each Covered Person may act directly or through such Covered Person’s agents or attorneys. Each Covered Person may consult with counsel, appraisers, engineers, accountants and other skilled Persons selected by such Covered Person, and shall not be liable for anything done, suffered or omitted in reasonable reliance upon the advice of any of such Persons, except to the extent that such selection or reliance constituted Disabling Conduct. No Covered Person shall be liable to the Company or any Member for any error of judgment made in good faith by an officer or employee of such Covered Person, provided that such error does not constitute Disabling Conduct of such Covered Person.
Section 6.7.    Actions Requiring Consent of the Board of Managers. Notwithstanding any other provision of this Agreement, the following actions on behalf of the Company shall require the Consent of the Board of Managers:
(a)         amending this Agreement, subject to Section 13.6, or the Certificate of Formation;
(b)    incurring any obligation for borrowed money, except as provided in Section 2.5(b) hereof;
(c)        entering into transactions with Affiliates or Related Parties of the Company or any Member or Manager other than in the ordinary course of business on arm’s length terms, except as provided in Section 2.5(b) hereof;
(d)    filing any lawsuit by or on behalf of the Company in any federal, state or local court;
(e)        entering into any agreement or transaction or series of related agreements or transactions out of the ordinary course of business for the sale, exchange or transfer of any assets of the Company with a value in excess of $50,000;
(f)        issuing, selling or consenting to the Transfer of any Interest to any Person or permitting or authorizing the issuance or creation of any other direct or indirect interests, or rights to acquire any other direct or indirect interest, in the Company, other than as set forth in Article VIII;
(g)    redeeming any Interest or loaning monies to any Person, except as provided in Section 2.5(b) hereof;
(h)    adopting or modifying the annual budget and business plan;
(i)        pledging Company assets as security for any obligation or otherwise encumbering Company assets;
(j)        entering into any consent decree, settlement or negotiation with a government regulatory or enforcement agency;
(k)    entering into any consent decree or settlement as a result of legal action from a private party;

(l)        assuming any third-party liability or providing a guarantee outside the ordinary course of business;
(m)    creating any subsidiary, entering into an agreement of partnership or becoming a member of a limited liability company, a partner (general or limited) of a partnership or a limited liability limited partnership or a joint venture, or a shareholder of a corporation; becoming a trustee of a trust or business trust; or becoming a holder of equity securities of any other entity;
(n)    merging or entering into an agreement to merge or enter into a joint venture agreement or other form of strategic alliance;
(o)    appointing officers of the Company having the title of President or Executive Vice President or a “C”-level title, including Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Compliance Officer, Chief Investment Officer or Chief Sales and Marketing Officer (or, in each case, any office or officer with responsibilities commensurate with any of the foregoing titles);
(p)    appointing, retaining or terminating a firm of independent public accountants for the preparation of the Company’s financial statements set forth in Section 9.5 hereof;
(q)    changing the nature of the Company’s business or its overall policies;
(r)        commencing any voluntary bankruptcy, insolvency or similar proceeding with the Company as debtor;
(s)        dissolving, liquidating or winding up the operations or any portion of the operations of the Company;
(t)        making any tax elections;
(u)    entering into any non-competition or other similar agreement that restricts or limits the actions of the Company;
(v)    entering into any other transaction or series of related transactions out of the ordinary course of business; or
(w)    consummating a Liquidity Event.

Section 6.8.    Covenants Regarding OFAC. Neither the Company, nor any Member or Manager, nor any of their respective Affiliates, nor any of their respective employees, officers, directors, representatives or agents is, nor will they become, a Person with whom U.S. Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such Persons. Neither the Company, nor any Member or Manager, nor any of their respective Affiliates, nor any of their respective employees, officers, directors, representatives or agents, has taken or will take any action that would constitute a violation of the USA Patriot Act, P.L. 107-56, 1115 Stat. 272 (2001), as amended, including without limitation the anti-money laundering provisions thereof.
Section 6.9.    Approved Budget. Subject to Section 6.7 hereof, the Chief Executive Officer of the Company shall be responsible for the preparation of a budget and business plan for each Fiscal Year, and shall, by the date designated by the Chief Financial Officer of OM(US)H (usually on or about September 15 and in any event no later than September 15 of the year immediately preceding such Fiscal Year) and unless otherwise extended by the Chief Financial Officer of OM(US)H, submit such proposed budget and business plan to the Board of Managers for preliminary approval. If approved by the Board of Managers, such proposed budget and business plan shall be submitted by the Chief Executive Officer of the Company or his designee to OM(US)H for final approval. Such proposed budget and business plan shall become final and binding upon approval of such proposed budget and business plan by OMAM unless OM(US)H objects within 90 days of receipt of such proposed budget and plan, provided that such budget and business plan shall become final and binding prior to the end of such 90 day period if OM(US)H expressly consents prior to the end of such 90 day period. If OM(US)H notifies the Chief Executive Officer of the Company of any objection(s) to the proposed budget and business plan within such period, the Chief Executive Officer of the Company shall revise and resubmit such proposed budget and business plan to the Board of Managers, and, if then approved by the Board of Managers, such proposed budget and business plan shall be resubmitted by the Chief Executive Officer of the Company to OM(US)H. The same procedures for approval, objection, revision and resubmission shall be applicable until final approval of a proposed budget and business plan by OM(US)H, provided that if such final approval is not obtained, the budget and business plan then in effect will continue. Upon such final approval or expiry of the review period set forth in this Section, such budget and business plan shall be the “Approved Budget” for the relevant period. Subject to Section 6.7 hereof, not later than 30 days prior to any fiscal quarter, the Chief Executive Officer of the Company may submit proposed changes to the then Approved Budget for such subsequent fiscal quarter as he or she shall deem necessary. Such changes shall be subject to the same approval process as the initially proposed budget and to the extent finally approved by OM(US)H shall modify the previously Approved

Budget, and the modified budget and business plan shall thereupon be the Approved Budget for the relevant period.
Section 6.10.    Succession Planning.
On or before September 30, 2011, the Executive Committee shall submit to the Board of Managers for review and approval, a succession plan (the “Succession Plan”) that has previously been submitted to and found appropriate by, the chief executive officer of OM(US)H, in his sole discretion.  The documentation related to any Succession Plan will include: (i) identification of key and critical positions, (ii) definitive designation of successors for such key and critical positions for four (4) periods (contingency, immediate, 1-3 years and 3 or more years) and (iii) an articulation of specific development plans for each named successor with clear linkage to the Company’s overall performance management process and career development communications. Following the resignation, termination, death or disability of any employee holding a key and critical position with the Company, the Executive Committee will  provide a revised Succession Plan proposal for that position to the chief executive officer of OM(US)H and to the Board of Managers for consideration at their  next meeting. Annually, the Executive Committee shall review the current Succession Plan with the Board of Managers for their approval.
Section 6.11.    Shared Services. The Chief Executive Officer of OM(US)H will designate authorized individuals to explore with the Chief Executive Officer of the Company or his or her designee(s) opportunities for the Company to utilize more fully the shared services offered by OM(US)H to its affiliated firms, particularly in the areas of information technology and payroll, in an effort to reduce operating costs of the Company.

ARTICLE VII.

INDEMNIFICATION
Section 7.1.    Indemnity. (a) General. Except as provided in this Section 7.1, the Company shall indemnify OMAM, OM(US)H, Old Mutual and any Member or Manager (including Members and Managers who serve at the Company’s request as directors, officers, managers, members, partners, employees or other agents of another organization or who serve at its request in any capacity including with respect to any employee benefit plan; such service is hereafter described as serving in a representative capacity) (each, a “Indemnified Person”) against expenses, including attorney’s fees, and against the amount of any judgment, money, decree, fine, penalty, or settlement, necessarily paid or incurred by such Indemnified Person in connection with or arising out of any claim, or any civil or criminal action, suit, or other proceeding of whatever nature brought against such Indemnified Person (other than an action brought by or in the right of the Company) by reason of such Indemnified Person being or having been a Manager or Member, serving or having served in a representative capacity, or acting or having acted, or failing to act or to have acted, pursuant to authority granted by this Agreement, provided that any indemnity under this Section 7.1 shall be provided out of and only to the extent of the Company’s assets, and no Member or Manager shall have personal liability on account thereof. The foregoing indemnification shall be conditioned, however, upon the Indemnified Person seeking it, at all times and from time to time, fully cooperating with and assisting the Company and its counsel in any reasonable manner with respect to protecting or pursuing the Company’s interests in any matter relating to the subject matter of the claim, action, suit or other proceeding for which indemnification is sought. No indemnification shall be provided for any Indemnified Person (1) if such Indemnified Person has committed fraud, gross negligence or willful misconduct as reasonably determined by the Board of Managers, (2) with respect to any matter as to which the Board of Managers determines that such Indemnified Person did not act in good faith in the reasonable belief that such Indemnified Person’s action was in the best interest of the Company or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants, or the beneficiaries of such employee benefit plan, or (3) with respect to any criminal action or proceeding, if such Indemnified Person had reasonable cause to believe that its conduct was unlawful. In the event an Indemnified Person is a Manager, any decision of the Board of Managers referred to in the preceding sentence shall be made by the Board of Managers without the vote of that Manager. Notwithstanding the foregoing, the Company shall not provide indemnification for any former Manager or Member who, in the reasonable judgment of the Board of Managers, was in serious or repeated breach of its duties as a Manager or Member. Any employee of or agent for the Company may be indemnified in such manner as the Board of Managers determines.
(b)    Expenses. If an Indemnified Person provides the Board of Managers with evidence that demonstrates to the reasonable satisfaction of the Board of Managers that such Indemnified Person is reasonably likely to prevail on the merits of such matter, expenses reasonably incurred in defending any claim, action, suit or proceeding of the character described in Section 7.1(a) shall be advanced by the Company prior to the final disposition of such claim, action, suit or proceeding upon receipt of a written undertaking by or on behalf of the recipient to repay all such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification pursuant to Section 7.1(a).
(c)    Outside Interests. OMAM and any of its Affiliates except the Company may engage in and possess interests in other business ventures and investment opportunities (unconnected with the Company) of every kind and description, independently or with others, including without limitation serving as member, manager or partner of other limited liability companies and partnerships. The Company shall not have any rights in or to such independent business ventures or investment opportunities or the income or profits therefrom by virtue of this Agreement.
(d)    Survival of Protection. The provisions of this Section 7.1 shall continue to afford protection to each Indemnified Person regardless of whether such Indemnified Person remains in the position or capacity pursuant to which such Indemnified Person became entitled to indemnification under this Section 7.1 and regardless of any subsequent amendment to this Agreement, and no amendment to this Agreement shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.
(e)    Rights Cumulative. The right of any Indemnified Person to the indemnification provided herein shall be cumulative with, and in addition to, any and all rights to which such Indemnified Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Indemnified Person’s successors, assigns, heirs and legal representatives.
ARTICLE VIII.

TRANSFERS OF INTERESTS;
ADDITIONAL MEMBERS; RESIGNATIONS
Section 8.1.    Transfers. (a) General. Subject to this Article VIII, (i) except with the prior written consent of OM(US)H in its sole discretion (which consent may be subject to the requirement that the transferee shall have received a copy of the Company’s most recent audited financial statements and such other information as determined by the Remuneration Committee no later than five (5) Business Days prior to such Transfer), no Member other than OMAM may directly or indirectly Transfer all or any portion of such Member’s Interest or any rights therein, and (ii) OMAM and any of its successors and assigns, in its sole discretion, may directly or indirectly Transfer all or any portion of its Interest or any rights therein to any transferee without any restriction or limitation.

(b)    Restrictions. Subject to Section 6.1(d)(i), no transferee of an Interest shall be admitted as a Member (i) without the prior written consent of OM(US)H in its sole discretion and (ii) unless such transferee first executes a counterpart of the signature page of this Agreement and/or any other agreements, documents or instruments specified by the Board or OM(US)H. Upon obtaining such consent and upon the execution of such signature page and/or such other agreements, documents and instruments, such transferee shall be admitted as a Member and shall have all of the rights and powers and be subject to the restrictions and liabilities of a Member hereunder. Any such admission shall be deemed effective as of simultaneous with the applicable Transfer.
(c)    Admissions. In connection with any admission of a new Member, the Board shall revise the books and records of the Company to reflect the inclusion of the additional Member and shall notify the other Members of such admission in writing.
(d)    Rights to Pledge. Notwithstanding the foregoing provisions of this Section 8.1, the KELP may pledge all or any portion of its Class B Interest in the Company to a lender in connection with any financing or borrowing by the KELP permitted under the KELP Agreement, which financing or borrowing is made for the KELP’s purchase of KELP Points or Class B Interests, provided that if any such lender (or its assignee) becomes a Member or otherwise obtains economic rights with respect to such Interest, (i) such lender (or its assignee) shall have no voting rights with respect to such Class B Interest and (ii) the Company shall have the right to redeem at any time at a price equal to the Class B Valuation as measured for the most recent Valuation Period multiplied by the percentage of such Class B Interests held by such lender (or its assignee). The Company’s right to redeem such Class B Interest shall be exercised by written notice from the Company to such lender (or its assignee) and may be given at any time following such lender (or such assignee) taking ownership of such Class B Interest. Effective upon the Company’s redemption of such Class B Interest, such lender (or its assignee) shall no longer own such Class B Interest for purposes of this Agreement.
(e)    Transfers in Violation of this Agreement. In the event of any attempted or purported Transfer in contravention of any of the provisions in this Agreement, such attempted or purported Transfer shall be null and void and ineffective to Transfer any Interest in the Company and shall not bind, or be recognized by or on the books of, the Company, and any attempted or purported transferee in such Transfer shall not be or be treated as or deemed to be a Member for any purpose. In the event of such attempted or purported Transfer in contravention of any of the provisions of this Agreement, then the Company and each other Member shall, in addition to all rights and remedies at law and equity, be entitled to a decree or order restraining and enjoining such Transfer, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being expressly hereby acknowledged and agreed that damages at law would be an inadequate remedy for a breach or threatened breach of the provisions set forth in this Agreement concerning any such attempted or purported Transfer.

(f)    Court Ordered Transfers. In the event of any Transfer which, notwithstanding having been prohibited by the terms of this Agreement, is mandated by a court of final jurisdiction, the transferee shall have no voting or consent rights hereunder unless otherwise required by the Act.
(g)    Issuance of Class B Interests. During the term of this Agreement and subject to Sections 6.2(b), 6.7 and 8.4(d) hereof, the Company shall not issue any Class B Interests to (i) any Person, including to an employee of the Company either directly, or indirectly through the KELP, without the prior written consent of the Remuneration Committee or (ii) to OM(US)H or any Affiliate of OM(US)H without the prior written consent of the KELP.
(h)    Compliance with Securities Laws. Notwithstanding anything to the contrary herein, the Company shall not issue any Interest, and no Member shall Transfer its Interest, to the extent that such issuance or Transfer would violate the Securities Act or any other federal or state securities or blue sky Laws.
(i)    Bonus Plan. Any purchase or redemption of Interests by the Company under Article VIII shall be subject to Section 3(g) of the Bonus Plan, which permits the Company to use its working capital to fund any such purchase or redemption and to be made whole for the amount of working capital so used by a reduction of the amount from certain variable compensation pools (as set forth in the Bonus Plan) but only to the extent the Company grants the Interests during a Trading Window and does not receive cash payment from the KELP in connection with the reissue of the purchased or redeemed Interest to the KELP and the KELP’s sale of the corresponding interest in the KELP pursuant to Section 8.4(d).
Section 8.2.    Resignations, Etc. No Member may resign or withdraw from the Company prior to the termination of the Company pursuant to Article X without the prior written consent of the OM(US)H in its sole discretion.
Section 8.3.    Put, Call and Redemption Rights – Termination of Employment. In the event that a KELP Partner is no longer employed by the Company, the following provisions will apply:
(a)Termination for Cause; Termination of Consulting Arrangement. If such KELP Partner is terminated by the Company for Cause or if such KELP Partner’s consulting arrangement with the Company is terminated, the Company shall have the right to redeem from the KELP all or any portion of the percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP owned by such KELP Partner (the “For Cause Interest” and the “For Cause KELP Interest”) immediately or at any time thereafter; provided, that the Company’s exercise of its rights pursuant to this Section is subject to the Buyback Limitation.
Promptly after (and, in any event, within three Business Days following the date of) the redemption of the For Cause Interest, the KELP shall use the proceeds received from the Company for the Company’s redemption of the For Cause Interest and shall redeem such

KELP Partner’s For Cause KELP Interest. The Company shall exercise its right of redemption by providing written notice of such redemption from the Company to the KELP and such KELP Partner at any time following such termination. Upon the Board’s approval, the Company shall have the right to specify in its notice that the purchase of such For Cause Interest shall be made as follows (or over such shorter period as the Company may specify): (a) one third of such For Cause Interest shall be purchased on the last day of the next Trading Window following such notice that is the first Trading Window in a calendar year, (b) one third of such interest shall be purchased on the first anniversary of the date of such initial purchase and (c) one third of such interest shall be purchased on the second anniversary of such initial purchase, provided that such purchases shall be made on the same schedule as has been specified for the redemption of the For Cause KELP Interest pursuant to Section 8.4(a) of the KELP Agreement.
The purchase price for any For Cause Interest shall be equal to:
(i) with respect to a KELP Partner whose employment has been terminated for Cause in the Lock Up Period, zero;
(ii) with respect to a KELP Partner whose employment has been terminated for Cause and such termination did not occur in the Lock Up Period, the Discount Valuation as measured for the Trading Window in which any such purchase shall occur (or, in the case of a redemption not during a Trading Window, as measured based on the most recent Valuation Period) multiplied by the percentage the For Cause Interest being purchased represents of the Class B Interest on such date of purchase,
(iii) with respect to a KELP Partner whose consulting arrangement with the Company has been terminated in the Lock Up Period and such KELP Partner either breached such consulting arrangement or terminated such consulting arrangement, zero;
(iv) with respect to a KELP Partner whose consulting arrangement with the Company has been terminated, such termination did not occur in the Lock Up Period and such KELP Partner either breached such consulting arrangement or terminated such consulting arrangement, the Discount Valuation as measured for the Trading Window in which such purchase shall occur (or, in the case of a redemption not during a Trading Window, as measured based on the most recent Valuation Period) multiplied by the percentage the For Cause Interest being purchased represents of the Class B Interest on such date of purchase;
(v) with respect to a KELP Partner whose consulting arrangement with the Company has been terminated, whether or not such termination occurred in the Lock Up Period and such KELP Partner did not breach such consulting arrangement and did not terminate such consulting arrangement, the FMV Valuation as measured for the Trading Window in which such purchase shall occur (or, in the case of a redemption not during a Trading Window, as measured based on the most recent Valuation Period) multiplied by the percentage the For Cause Interest being purchased represents of the Class B Interest on such date of purchase and provided that with respect to all payments by the Company pursuant to this Section 8.3(a), upon the approval of the Board pursuant to Section 6.1(d)(viii), the Company shall have the right of setoff for any amounts (the “Offset Amounts”) owed by the KELP Partner for any reason to the Company, including all damages, including without limitation, economic losses and reputational harm, incurred by the Company or any of its members, managers, partners, shareholders, trustees, beneficiaries, officers, directors, employees or other agents as a result of such KELP Partner’s actions or inactions set forth in paragraphs (i) through (v) of the definition of Cause. For the avoidance of doubt, a KELP Partner whose consulting arrangement with the Company is terminated is subject to this Section 8.3(a) and is not subject to Section 8.3(b), Section 8.3(c) or Section 8.3(d). With respect to clauses (i) and (iii) above, (a) all of such KELP Partner’s KELP Points shall be deemed forfeited by such KELP Partner to the KELP and redeemed from such KELP Partner by the KELP for no consideration pursuant to Section 8.4(a) of the KELP Agreement and (b) the KELP’s Interest in the Company corresponding to the percentage of the KELP then owned by such KELP Partner shall be deemed forfeited by the KELP to the Company and redeemed from the KELP by the Company for no consideration.
(b)Other Termination by KELP Voting Managers. If (i) such KELP Partner’s employment was terminated by the Company without Cause or, with respect to a KELP Partner who is subject to an employment agreement with the Company, such KELP Partner terminated his or her employment with the Company for Good Reason and the Board of Managers (excluding any KELP Voting Manager who is also such KELP Partner) did not mandate either such termination or the taking of the actions that constituted such Good Reason, or, if the Board of Managers mandated either such termination or the taking of the actions that constituted such Good Reason, it did so with the affirmative vote of a majority of the KELP Voting Managers, and (ii) all of the KELP Points owned by such KELP Partner have not been purchased pursuant to Section 8.4(b)(ii) of the KELP Agreement, the Company shall have the right to purchase from the KELP a percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP then owned by such KELP Partner in the current or any subsequent Trading Window in which the KELP can purchase such KELP Interest pursuant to Section 8.4(b)(ii) of the KELP Agreement and the Company shall be permitted to use such Interests for grants of Interests at the next or any subsequent Trading Window and provided that the Company’s exercise of its rights pursuant to this Section is subject to the Buyback Limitation. If all of the KELP Points owned by such KELP Partner have not been purchased prior to the Covenant Termination Date pursuant to Section 8.4(b)(ii) of the KELP Agreement or by the Company pursuant to Section 8.3(b)(ii) above, OMAM shall have the right to purchase from the KELP a percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP then owned by such KELP Partner in the current or any subsequent Trading Window in which the KELP can purchase such

KELP Points pursuant to Section 8.4(b)(ii) of the KELP Agreement. Promptly after (and, in any event, within three Business Days following the date of) the purchase of such Interest by the Company or OMAM, the KELP shall use the proceeds received from the Company or OMAM, as applicable, for its purchase of such Interest and shall redeem such KELP Partner’s KELP Points. The Company shall exercise its right to purchase such Interest by providing written notice from the Company to the KELP and such KELP Partner. OMAM shall exercise its right to purchase such Interest by providing written notice from OMAM to the Company, the KELP and such KELP Partner at any time following the Covenant Termination Date. The purchase price for such Interest shall be equal to the FMV Valuation as measured for the Trading Window in which such purchase shall occur multiplied by the percentage of the KELP then owned by such KELP Partner.
Other Termination by OMAM. If (i) such KELP Partner’s employment was terminated by the Company without Cause or, with respect to a KELP Partner who is subject to an employment agreement with the Company, such KELP Partner terminated his or her employment with the Company for Good Reason and the Board of Managers (excluding any KELP Voting Manager who is also such KELP Partner) mandated either such termination or the taking of the actions that constituted such Good Reason, without the affirmative vote of a majority of the KELP Voting Managers, and (ii) such KELP Partner exercises his or her right to require the KELP to redeem all or a portion of his or her KELP Points pursuant to Section 8.4(b)(i)(A) of the KELP Agreement, the KELP shall have the right to require OMAM to purchase from the KELP a percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP being redeemed by such KELP Partner in the Trading Window during which such KELP Partner has exercised his or her right under Section 8.4(b)(i)(A) of the KELP Agreement.
Promptly after (and, in any event, within three Business Days following the date of) the purchase of such Interest, the KELP shall use the proceeds received from OMAM from the purchase of such Interest to redeem the KELP Points being put to the KELP by such KELP Partner. The KELP shall exercise its right to require OMAM to purchase such Interest by providing written notice from the KELP to the Company and OMAM no later than three (3) Business Days following such KELP Partner having exercised such right and during the same Trading Window as that Trading Window during which such KELP Partner has exercised his or her right under Section 8.4(b)(i)(A) of the KELP Agreement.
If all of the KELP Points owned by such KELP Partner have not been put by the KELP Partner prior to the Covenant Termination Date pursuant to Section 8.4(b)(i)(A) of the KELP Agreement, or called by the KELP pursuant to 8.4(b)(i)(B) of the KELP Agreement after the Covenant Termination Date, the Company shall have the right to purchase from the KELP a percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP then owned by such KELP Partner in the current or any subsequent Trading Window in which the KELP can purchase such KELP Points pursuant to Section 8.4(b)(i)(B) of the KELP Agreement and the Company shall be permitted to use such Interests for grants of Interests at the next or any subsequent Trading Window, provided that the Company’s exercise of its rights pursuant to this Section is subject to the Buyback Limitation. The purchase price for such Interest acquired under this Section 8.3(c) shall be equal to the most recent FMV Valuation as measured for the Trading Window in which such purchase shall occur multiplied by the percentage of the KELP being redeemed by such KELP Partner.
In the event that a Liquidity Event occurs prior to the first anniversary of the date of any redemption pursuant this Section 8.3(c) and such KELP Partner’s KELP Points have not been reissued to another KELP Partner (as determined pursuant to Section 8.4(b)(i)(A) of the KELP Agreement) or by the Company pursuant to Section 8.1(i) , the Company shall pay the KELP, which in turn shall pay such KELP Partner, from the proceeds of such Liquidity Event, prior to any payment to any other Person pursuant to Section 3.1(f), the amount equal to the product of (A) the percentage of the KELP that was redeemed by such KELP Partner pursuant to Section 8.4(b)(i)(A) of the KELP Agreement and (B) the excess of (y) the amount the KELP would have received pursuant to Section 3.1(f) had a corresponding redemption pursuant to this Section 8.3(c) not occurred over (z) the amount that is being distributed to the KELP pursuant to Section 3.1(f) in respect of such Liquidity Event (the “Employee Make-Whole Amount”). Promptly after, and in no event later than one Business Day after the date of, the Company’s payment to the KELP of the Employee Make-Whole Amount, the KELP shall pay such KELP Partner the Employee Mark-Whole Amount.
(c)Termination by KELP Partner Without Good Reason.
(i)     If during the Lock Up Period, such KELP Partner terminated his or her employment with the Company voluntarily other than, in the case of a KELP Partner who is subject to an employment agreement with the Company, for Good Reason, and not due to death, Disability, or retirement in accordance with the Succession Plan, (a) all of such KELP Partner’s KELP Points shall be deemed forfeited by such KELP Partner to the KELP and redeemed from such KELP Partner by the KELP for no consideration pursuant to Section 8.4(c)(i) of the KELP Agreement and (b) the KELP’s Interest in the Company corresponding to the percentage of the KELP then owned by such KELP Partner (the “Forfeited Interests”) shall be deemed forfeited by the KELP to the Company and redeemed from the KELP by the Company for no consideration. The Company shall be permitted to use the Forfeited Interests for grants of Interests at the next or any subsequent Trading Window.
(ii)     If (a) during the Lock Up Period, such KELP Partner terminated his or her employment with the Company due to death, Disability or retirement in accordance with the Succession Plan or (b) after the Lock Up Period, such KELP Partner terminated his or her employment with the Company due to death, Disability, retirement or voluntary departure by such KELP Partner without Good Reason, then in the case of each of clause (a) and (b), to the extent the KELP has not exercised its right to purchase such KELP Partner’s KELP Points pursuant to Section 8.4(c)(ii) of the KELP Agreement, the Company shall have the right to purchase from the KELP a percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP then owned by such KELP Partner in the current or any subsequent Trading Window in which the KELP can purchase such KELP Points pursuant to Section 8.4(c) of the KELP Agreement, and the Company shall be permitted to use such Interests for grants of Interests at the next or any subsequent Trading Window, provided that the Company’s exercise of its rights pursuant to this Section is subject to the Buyback Limitation; and provided further that if the Company exercises its rights pursuant to this Section, the KELP may vitiate such request by fully exercising its rights pursuant to Section 8.4(c) of the KELP Agreement to purchase all of such KELP Points. Promptly after (and, in any event, within three Business Days following the date of) the purchase of such Interest, the KELP shall use the proceeds received from the Company for its purchase of such Interest to redeem such KELP Partner’s KELP Points. The Company shall exercise its right to purchase such Interest by providing written notice from the Company to the KELP and such KELP Partner at any time following such termination. The purchase price for such Interest shall be equal to the most recent FMV Valuation as measured for the Trading Window in which such purchase shall occur multiplied by the percentage of the KELP then owned by such KELP Partner
(d)Termination of Voting Rights. Notwithstanding anything to the contrary in this Agreement or the KELP Agreement, at such time as a KELP Partner is no longer employed by the Company for whatsoever reason or no reason, such KELP Partner shall automatically cease to have any voting, approval or consent rights in the KELP that such KELP Partner may otherwise have had.
Section 8.4.    Put, Call and Redemption Rights – Other.
(a)    No Put Rights. The KELP shall have no right to require the Company to purchase all or any portion of the Interest held by the KELP; provided, however, that the KELP shall have the right to require the Company to purchase from the KELP a percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP then owned by the KELP Partner who elects to Transfer his or her applicable KELP Points in the Company pursuant to Section 8.3 of the KELP Agreement, and the Company shall be permitted to use such Interests for grants of Interests at the next or any subsequent Trading Window, provided that the Company’s obligation pursuant to this Section is subject to the Buyback Limitation. Promptly after (and, in any event, within three Business Days following the date of) the purchase of such Interest, the KELP shall use the proceeds received from the Company for its purchase of such Interest to redeem such KELP Partner’s KELP Points. The KELP shall exercise its right to require the Company to purchase such Interest by providing written notice from the KELP to the Company and such KELP Partner within 10 days following the KELP’s receipt of written notice from such KELP Partner pursuant to Section 8.3 of the KELP Agreement. The purchase price for such Interest shall be equal to the purchase price determined pursuant to Section 8.3 of the KELP Agreement. Upon the Board’s approval, the Company shall have the right to instruct the KELP in writing that the purchase of such KELP Points shall be made as follows (or over such shorter period as the Company may specify): (i) one third of the payment for such Interest shall be made on the last day of the next Trading Window following the Transfer Window (as defined in Section 8.3 of the KELP Agreement), (ii) one third of the payment for such Interest shall be made on the first anniversary of the date of such initial payment and (iii) one third of the payment for such Interest shall be purchased on the second anniversary of such initial payment. For the avoidance of doubt, nothing in this Section 8.4(a) shall be deemed to increase the 4% per Trading Window limitation on the put rights of KELP Partners under Section 8.3 of the KELP Agreement).
(b)    Purchases from Pledgees. If, as a result of any pledge by a KELP Partner permitted to be made pursuant to Section 8.5 of the KELP Agreement, a lender (or an assignee thereof) becomes a KELP Partner or otherwise holds economic rights in respect of the KELP and the KELP has not exercised its right to purchase such lender’s (or assignee’s) Interest pursuant to Section 8.5 of the KELP Agreement, OMAM shall have the right to purchase for cash a percentage of the KELP’s Interest in the Company corresponding to the percentage of the KELP owned or held by such lender (or such assignee) in the current or any subsequent Trading Window in which the KELP can have purchase such KELP Points pursuant to Section 8.5 of the KELP Agreement. Promptly after (and, in any event, within three Business Days following the date of) the purchase of such Interest, OMAM’s purchase of such Interest, the KELP shall use the proceeds received from OMAM for its purchase of such Interest and shall redeem such lender’s (or such assignee’s) KELP Points. OMAM shall exercise its right to purchase such Interest by providing written notice from OMAM to the KELP, the lender and the Company, at any time following such lender (or such assignee) becoming a KELP Partner or holding such rights. The purchase price for such Interest shall be equal to the most recent FMV Valuation as measured for the Trading Window in which such purchase shall occur multiplied by the percentage of the KELP then owned or held by such lender (or such assignee).
(c)    Closings. The closing of any purchase and/or redemption permitted or required by Section 8.3 or Section 8.4 shall take place at such time and place as shall be designated by the Company (in the case of Section 8.3(a)) or OMAM (in the case of Section 8.3(b), (c) and (d)), provided that all parties to such purchase and/or redemption shall be provided at least five (5) Business Days’ advance notice of the closing, provided further that, except as provided in Section 8.3(a), such closing shall occur no later than the last Business Day of the fiscal quarter in which the notice of any such purchase or redemption is given. All payments shall be by wire transfer pursuant to instructions to be provided by the payment recipient no later than two (2) Business Days prior to the closing, or by such other methods as may be agreed by the payor and payee.
(d)    Re-Offers. To the (i) extent the Company redeems Class B Interests or (ii) OMAM holds Class B Interests in excess of 71.43% of the Class B Interests, in the case of (i) or (ii), as a result of the exercise of their respective rights under Sections 8.3 and 8.4, the Company or OMAM, as the case may be, shall have the right to cause the KELP to offer corresponding interests in the KELP to eligible offerees based upon the FMV Valuation at such time during a Trading Window and, upon receipt of payment from such offeree to the KELP and upon receipt of payment from the KELP to OMAM or the Company, as applicable, transferring (in the case of OMAM) or reissuing (in the case of the Company), corresponding Interests to the KELP, unless, in the case of Interests held by the Company, the Company has determined to use such Interests for grants of Interests at the next or any subsequent Trading Window. Notwithstanding anything in this Agreement to the contrary, following the receipt of a Required Sale Notice in respect of any Liquidity Event, the KELP shall have the right to re-acquire any such Interests from the Company or OMAM at a price equal to the percentage interest represented by such Interests multiplied by the FMV Valuation for the current (if such notice occurs during a Trading Window) or most-recently ended Trading Window.
(e)    Repurchase of Interests Acquired at the Discount Valuation. Notwithstanding anything contained in this Agreement to the contrary, in the event the KELP repurchases from the Company at the FMV Valuation Class B Interests that were acquired by the Company at the Discount Valuation (or no consideration), the difference between the price paid by the Company at the Discount Valuation (or no consideration) and the price paid by the KELP at the FMV Valuation shall be included in Distributable Income for the period in which such repurchase occurs through a pro-rata increase in the Non-MAC Distributable Income and the MAC Distributable Income in any such periods (e.g. Non-MAC Distributable Income shall include a portion of such difference in price equal to the difference in price multiplied by a fraction, the numerator of which is the Non-MAC Distributable Income for such period and the denominator is the sum of the Non-MAC Distributable Income for such period and the MAC Distributable Income for such period).
Section 8.5.    Mandatory Sale; Right of First Refusal.
(a)    If at any time the Board desires to cause all Members to Transfer all (or any pro rata share) of their respective Interests to any potential transferee (or transferees) in connection with a proposed Liquidity Event (other than clause (c) of the definition of “Liquidity Event”) (the “Proposed Mandatory Sale”), the Board, subject to Sections 6.1(d), 6.1(e) and 6.7, as applicable, and the KELP’s right of first refusal set forth in Section 8.5(c) below, shall have the right to require that all Members Transfer all (or such pro rata share of) their respective Interests to such transferee (or transferees) on substantially the same terms and conditions as the Proposed Mandatory Sale. The Board shall provide written notice to the KELP Voting Managers and KELP Advisory Managers within five (5) days of the execution of any confidentiality agreement related to any transaction that would reasonably be expected to lead to and was entered into for the purpose (whether or not the sole purpose) of pursuing a Liquidity Event. The Members agree to execute a similar confidentiality agreement, if necessary, in order to participate in the due diligence or other discussions that may lead to a Liquidity Event, provided that, pursuant to the terms of such similar confidentiality agreement, (i) the KELP shall be permitted to provide confidential information to its professional advisors (including investment bankers, lawyers and accountants) on customary terms and to financing sources (including private equity firms and lenders) in order to permit the KELP to raise equity and/or debt financing in connection with the exercise of its rights under this Section 8.5 and (ii) the KELP shall be permitted to disclose the existence and potential terms of a proposed transaction to the KELP Voting Managers or KELP Advisory Managers to the extent that the KELP, in good faith, determines that such disclosure is appropriate or desirable. The KELP shall, and shall cause any Person to whom the KELP has provided such confidential information to, promptly return to the Company and/or destroy all such confidential information no later than five (5) Business Days after the Board notifies the KELP that negotiations or discussions with such proposed transferee related to such transaction have ended. The KELP shall not thereafter use any such confidential information except as permitted under this Agreement, and shall cause any Person to whom the KELP has provided such confidential information not to thereafter use any such confidential information.
(b)    The Board shall provide written notice to the Members (the “Required Sale Notice”) of a Proposed Mandatory Sale or a transaction described in clause (a) or (b) of the definition of Liquidity Event (a “Proposed ROFR Sale”) no later than fifteen (15) days after the Board and OMAM have approved the term sheet for such Proposed ROFR Sale. The Required Sale Notice shall identify such potential transferee (or transferees), all material terms of the sale and the expected date of closing.
(c)    Until December 31, 2022, the KELP shall have the right to purchase all (or such pro rata share) of the Interests or other assets offered by OMAM or the Company to such transferee on the same terms and conditions as OMAM or the Company has agreed with such transferee. The KELP shall exercise its right by providing written notice, which shall be irrevocable (the “KELP ROFR Notice”), to the Board no more than thirty (30) days after the Board and OMAM have approved the definitive agreement for such Proposed ROFR Sale. The closing of such Transfer to the KELP shall take place on the day specified in the KELP ROFR Notice, which shall be no later than three (3) Business Days following the satisfaction of any material conditions required by the Transfer described in the Required Sale Notice, including any financing condition or condition relating to client consent. Following payment by the KELP to OMAM or the Company, as applicable, of the consideration payable in connection with such Transfer, the Interest (or such pro rata share) of OMAM (or assets of the Company, if applicable) shall be deemed transferred to the KELP. If the KELP fails to provide the KELP ROFR Notice prior to the expiration of the 30-day period, the KELP shall forfeit its right to purchase any of the Interests or assets offered by OMAM or the Company to such transferee.
(d)    Subject to and in accordance with this Section 8.5, upon the closing of any Transfer by one or more Members of all (or such pro rata share) of their respective Interests as described in a Required Sale Notice and in connection with a Proposed Mandatory Sale, such transferee (or transferees) shall pay to each Member the consideration payable to such Member in connection with the Proposed Mandatory Sale of all (or such pro rata share) of the Interests of the Company to such transferee (or transferees) and the Interest (or such pro rata share) of all such Members shall be deemed Transferred to such transferee (or transferees). In the event of any Transfer pursuant to this Section 8.5, all of the Proceeds of such Transfer shall be distributed at, or following, the closing of such Transfer to the Members in accordance with Section 3.1(f).

ARTICLE IX.

BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS
Section 9.1.    Books and Records. The Board shall keep, or cause to be kept, complete and accurate books and records of account of the Company. The books of the Company shall be maintained in accordance with generally accepted accounting principles consistently applied, and shall at all times be maintained or made available at the principal business office of the Company. A current list of the full name and last known business address of each Member, a copy of the Certificate of Formation, including all certificates of amendment thereto, copies of the Company’s federal, state and local income tax returns and reports, if any, for the six most recent years, copies of this Agreement and of any financial statements of the Company for the three most recent years and all other records required to be maintained pursuant to the Act, shall be maintained at the principal business office of the Company. The books and records of the Company shall be audited as of the end of each Fiscal Year by such nationally or regionally-recognized accounting firm as shall be selected by the Board, subject to Section 6.7.
Section 9.2.    Reports. Each Member shall have the right, at all reasonable times but in any event only during usual business hours and upon reasonable notice, to audit, examine and make copies of or extracts from the information and records of the Company described in Section 18-305(a) of the Act for any purpose reasonably related to such Member’s Interest. Such right may be exercised through any agent or employee of such Member designated by such Member or by a certified public accountant designated by such Member. A Member shall bear all expenses incurred in any investigation made for such Member’s account pursuant to this Section 9.2 or Section 18-305 of the Act.

Section 9.3.    Filings of Returns and Other Writings; Tax Matters Partner. (a). The Board shall cause the preparation and timely filing of all Company tax returns and shall, on behalf of the Company, timely file all other writings required by any governmental authority having jurisdiction to require such filing.
(b)    The Board shall timely provide, or cause to be provided, to each person who at any time during a Fiscal Year was a Member with an annual statement (including a copy of Schedule K-1 to Internal Revenue Service Form 1065) indicating such Member’s share of the Company’s income, loss, gain, expense and other items relevant for Federal income tax purposes.
(c)    The “tax matters partner,” as defined in Section 6231(a)(7) of the Code, shall be OMAM. Each Member hereby consents to such designation and agrees that upon the request of OMAM it will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.
(d)    Promptly following the written request of the tax matters partner, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the tax matters partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the tax matters partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.
(e)    The provisions of this Section 9.3 shall survive the termination of the Company or the termination of any Member’s Interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members.
Section 9.4.    Banking. All funds of the Company may be deposited in such bank, brokerage or money market accounts as shall be established by the Board. Withdrawals from and checks drawn on any such account shall be made upon such signature or signatures as the Board may designate.
Section 9.5.    Financial Information. (a).    Any financial information prepared pursuant to this Section 9.5 shall be prepared from the books and records of the Company in accordance with generally accepted accounting principles, shall accurately reflect the books, records and accounts of the Company, and shall be complete and correct in all material respects.
(b)    Within ninety (90) days after the end of each Fiscal Year, the Board of Managers shall cause to be prepared a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statement of operations and cash flows for the Fiscal Year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Managers, subject to Section 6.7 hereof, in each case with comparative statements for the prior Fiscal Year.
(c)    Within forty-five (45) days after the end of the second fiscal quarter of each Fiscal Year, the Board of Managers shall cause to be prepared a consolidated balance sheet of the Company and the related consolidated statement of operations and cash flows, unaudited but prepared in accordance with generally accepted accounting principles and certified by the Chief Financial Officer of the Company, as of the end of second fiscal quarter and for the period from the beginning of the Fiscal Year to the end of the second fiscal quarter, in each case with comparative statements for the comparable period in the prior Fiscal Year.
(d)    The Chief Executive Officer of the Company shall provide OM(US)H with regular financial reporting, reconciling actual expenses against the Company’s Approved Budget, in a format reasonably requested by OM(US)H. Any changes to the previously Approved Budget, if approved by OM(US)H, shall be reflected in the next succeeding monthly report of the Company and will be shown as variances to the initial Approved Budget. The Chief Executive Officer of the Company shall be responsible for delivering to OM(US)H on a monthly basis all other financial reporting regarding the Company that is requested by OM(US)H from time to time.
(e)    The Board of Managers shall, and shall cause the Officers and employees of the Company to, cooperate with the Company’s firm of independent public accountants, the Board of Managers, Officers and employees of the Company and any authorized agent of the Company in (i) the preparation of the audited and unaudited financial statements of the Company described in this Section 9.5 and (ii) any valuation of the Company performed for any reason. The Board of Managers shall, and shall cause the Officers and employees of the Company to, comply with any legal or regulatory requirements related to the Company’s affiliation with Old Mutual or OM Asset Management Plc, including reconciliation between U.S. generally accepted accounting principles and International Financial Accounting Standards.
Section 9.6.    Confidential Information. Except as otherwise required by Law or judicial order or decree or by any governmental or regulatory agency or authority, unless otherwise approved by the Board of Managers, no Person shall use any proprietary or confidential information of the Company other than for the benefit of the Company, whether or not such Person is or remains a Member, Manager, Affiliate of a Member or Manager, officer, employee or other agent of the Company (for the avoidance of doubt, the direct and indirect owners of OMAM may use such information to the extent required by accounting requirements, law or judicial order or decree or by any governmental or regulatory agency or authority or listing authority having jurisdiction over such direct or indirect owner). The preceding sentence shall not, however, apply to disclosures of information that (i) is or becomes generally available to the public other than as a result of any violation of this Agreement by the disclosing Person or anyone to whom such disclosing Person transmits any information, (ii) is or becomes known or available to such disclosing Person on a non-confidential basis from a source (other than the Company or any of its subsidiaries) that is not under any confidentiality obligation to the Company or any of its subsidiaries with respect to that information, or (iii) that such disclosing Person demonstrates by clear and convincing evidence was independently developed by such disclosing Person.
ARTICLE X.

TERM; TERMINATION
Section 10.1.    Term. The term of the Company shall be perpetual, unless sooner terminated as hereinafter provided.
Section 10.2.    Events of Dissolution. (a). The Company shall be dissolved and the affairs of the Company wound up in accordance with the Act upon the first to occur of the following events (each, an “Event of Dissolution”):
(i)    the Consent of the Board of Managers (in accordance with Section 6.7 hereof);
(ii)    the withdrawal, or other inability to act as a member of the Company, of OMAM, or the dissolution, termination, winding-up or bankruptcy of OM(US)H;
(iii)    the entry of a decree of judicial dissolution under Section 18-802 of the Act; or
(iv)    the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act.

    Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company, to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.
Following the foregoing event, the Board of Managers shall proceed diligently to liquidate the assets of the Company in a manner consistent with commercially reasonable business practices. A Change in Control of the Company shall not constitute an Event of Dissolution. Except as provided in Section 10.2(a)(ii), the death, retirement, resignation, removal, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company (including the bankruptcy of such Member) shall not in and of itself cause a dissolution of the Company to occur (and the Company, without such Member, shall continue), unless there are no remaining Members of the Company.
(b)    Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Certificate of Formation has been filed with the Secretary of State.
Section 10.3.    Application of Assets. In connection with the liquidation of the Company, the assets of the Company shall be applied and distributed by the Distribution Committee in the following order of priority:
(a)    first, to creditors of the Company, including Members, in the order of priority provided by Law, and the creation or augmentation of a reserve of cash or other assets of the Company for contingent liabilities in an amount, if any, determined by the Distribution Committee to be appropriate for such purposes; and
(b)    thereafter, to the Members in accordance with the provisions of Section 3.1(f) hereof.
ARTICLE XI.

ADDITIONAL TAX AND OTHER REQUIREMENTS
Section 11.1.    Priorities. No Member shall have any rights or priority over any other Members as to contributions or as to distributions or compensation by way of income, except as specifically provided in this Agreement.

Section 11.2.    Entity Characterization. It is the intention of the Members that the Company constitute a partnership for U.S. federal income tax purposes and, to the extent permitted under applicable Law, all other income tax purposes. The Company shall use its reasonable best efforts to comply with all applicable Laws and regulations to ensure that the Company is treated as a partnership for U.S. federal income tax purposes.
Section 11.3.    Internal Revenue Code Section 409A. This Agreement is intended to comply with the requirements of Code Section 409A, including any applicable requirements for exclusion from coverage by such Code Section 409A. Consistent with this intent, this Agreement shall be construed and administered in accordance with Code Section 409A and the Treasury Regulations and other guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. In the event that the Board of Managers determines that any amount payable hereunder will be taxable to any Member under Section 409A of the Code, the Treasury Regulations or other guidance, prior to payment of such amount, the Board of Managers is hereby authorized and empowered, without further vote or action of the Members, (a) to amend this Agreement (including with retroactive effect) as the Board of Managers determines necessary or appropriate to preserve the intended tax treatment of any payments provided by this Agreement, and shall have the authority to execute any such amendment by and on behalf of each Member, and/or (b) to take such other actions as the Board of Managers determines necessary or appropriate to comply with the requirements of Code Section 409A.
ARTICLE XII.

DEFINITIONS
Any capitalized term used in this Agreement without definition shall have the meaning set forth below.
“ACC Balance” shall mean, with respect to a Member, the cumulative amount of all Non-Pro Rata Additional Capital Contributions made by such Member pursuant to Section 2.2.
“ACC Income Preference Amount” shall mean, with respect to a Member, an amount sufficient to provide such Member a cumulative internal rate of return equal to the Prime Rate per annum plus 2% in respect of such Member’s ACC Balance from time to time, taking into account the date and amount of each addition to such ACC Balance and the date and amount of each prior distribution made pursuant to Section 3.1(e)(i) in respect of such ACC Balance.
“Accounting Period” shall mean, for the first period, the period commencing on the date of formation of the Company and ending on the next Adjustment

Date. All succeeding Accounting Periods shall commence on the day after an Adjustment Date and end on the next Adjustment Date.
“Act” shall have the meaning set forth in the recitals to this Agreement.
“Adjustment Date” shall mean (a) the last day of each Fiscal Year, (b) the date of any Liquidity Event or (c) any other day determined by the Board appropriate for an interim closing of the Company’s books.
“Affiliate” shall mean, with respect to any specified Person, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, the term “control” and its corollaries means (a) the direct or indirect ownership of 50% or more of the equity interests (or interests convertible within sixty (60) days into or otherwise exchangeable within sixty (60) days for equity interests) in a Person or (b) the possession of the direct or indirect right to vote 50% or more of the voting securities or elect 50% or more of the board of directors or other governing body of a Person (whether by securities ownership, contract or otherwise). For the avoidance of doubt, for purposes of this Agreement, the KELP and the General Partner shall not be an Affiliate of OMAM, OM(US)H or Old Mutual.
“Agreement” shall mean this Fifth Amended and Restated Limited Liability Company Agreement, as it may be amended, restated or supplemented from time to time as herein provided.
“Approved Budget” shall have the meaning set forth in Section 6.9.
“Asset Value” means with respect to any asset of the Company, the asset’s adjusted tax basis for U.S. federal income tax purposes, except as follows: (i) the initial Asset Value of any asset contributed by a Member to the Company shall be its gross fair market value on the date of contribution as agreed to by the Company and such Member; (ii) the Asset Values of all Company assets will be adjusted to equal to their respective gross fair market values, with any gain or loss resulting from such adjustment taken into account, solely for book purposes, as net income or net loss (or items thereof) for purposes of Section 3.1(f), as of the date of (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution or in exchange for services, (B) the distribution by the Company of property as consideration for all or a portion of a Member’s interest in the Company, (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), (D) a Liquidity Event and (D) such other time as determined by the Board; provided, however, that adjustments pursuant to clauses (ii)(A) and (ii)(B) shall be made only if such adjustments are necessary or appropriate to reflect the relative economic interests of the Members of the Company, (iii) the Asset Value of any Company asset distributed to any Member shall be adjusted to equal its gross fair market value as of the date of such distribution, unreduced by any liability secured by such asset; and (iv) the Asset Value of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Sections 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under applicable Treasury Regulations provided, however, that Asset Values shall not be adjusted pursuant to this clause (iv) to the extent an adjustment pursuant to clause (ii) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv). If the Asset Value of an asset of the Company has been determined or adjusted pursuant to this definition (other than clause (iii)), such Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.
“Assumed Income Tax Rate” shall mean the highest effective marginal combined federal, state and local income tax rate for a Fiscal Year prescribed for any individual or corporation resident in Boston, Massachusetts (taking into account the deductibility of state and local income taxes for federal income tax purposes).
“Board” or “Board of Managers” shall have the meaning set forth in Section 6.1(a).
“Bonus Plan” shall mean the annual bonus plan dated as of February 26, 2016.
“Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in Boston, Massachusetts are required or authorized by Law to remain closed.
“Buyback Limitation” shall mean that the Company (including for purposes of this definition purchases by the KELP of Interests) may not purchase more than 8% of the then outstanding Interests during any calendar year and may not purchase any Interests if such purchase could result in the Company not satisfying its Working Capital Requirements; provided, that the foregoing limitations may be waived or modified by the Consent of the Board of Managers.
“Capital Account” shall have the meaning set forth in Section 2.4.
“Capital Contribution” shall mean, with respect to a Member, the contribution to the capital of the Company by such Member.
“Cause” shall mean (a) with respect to a KELP Partner who is subject to an employment agreement with the Company, “Cause” as defined in such agreement; and (b) with respect to any other KELP Partner, (i) participation in conduct constituting a violation of any federal or state law applicable to the securities industry, larceny, embezzlement, conversion or any other act involving the misappropriation of the Company’s funds in the course of employment or participation in any illegal conduct that causes material damage to the reputation of the Company, (ii) the willful refusal to follow reasonable and lawful directions from the Executive Committee or the Board of Managers, (iii) conviction of a felony or any final adjudication of commission of fraud against the Company, (iv) commission of any act of gross negligence or intentional misconduct in the performance or non-performance of such KELP Partner’s duties as an employee of the Company, including but not limited to a failure to disclose any conflict of interest that constitutes such gross negligence or intentional misconduct, or (v) a material breach by such KELP Partner of any agreement with the Company, or a willful violation of any Company policy; provided that if such breach is curable (including, by way of example, a misappropriation of funds), “Cause” shall mean such KELP Partner’s failure to cure such breach within forty-five (45) days’ after prior written notice of breach by the Board of Managers or the Chief Executive Officer of the Company of the breach.
“Certificate of Formation” shall mean the Certificate of Formation of Limited Liability Company of the Company as provided for pursuant to the Act, as originally filed with the office of the Secretary of State, as amended and restated from time to time as herein provided.
“Class A Annual Income Preference” shall mean an amount, as agreed by the Members from time to time, to be distributed to the Class A Member as set forth in Section 3.1(e)(ii).
“Class A Quarterly Income Preference” shall mean an amount, as agreed by the Members from time to time, to be distributed to the Class A Member as set forth in Section 3.1(e)(ii).
“Class A Interest” shall mean an Interest designated as Class A Interest.
“Class B Interest” shall mean an Interest designated as Class B Interest.
“Class B MAC Income Percentage” shall mean, with respect to each Member, a percentage of MAC Distributable Income, as agreed by the Members from time to time, to be distributed pursuant to Section 3.1(f)(ii).
“Class B MAC Valuation” shall mean, at any point in time, an amount equal to the product of (i) the FMV Multiple and (ii) the MAC Distributable Income for the most recent Valuation Period.
“Class B Non-MAC Valuation” shall mean, at any point in time, an amount equal to the product of (i) the FMV Multiple and (ii) the excess of Non-MAC Distributable Income for the most recent Valuation Period over the Class B Valuation Hurdle.
“Class B Valuation” shall mean, at any point in time, an amount equal to the sum of (i) the Class B Non-MAC Valuation and (ii) the Class B MAC Valuation.
“Class B Valuation Hurdle” shall mean an appropriate amount as determined by the Members from time to time to reflect an accurate Class B Valuation.

“Code” shall mean the Internal Revenue Code of 1986, as amended and any successor act thereto, and, to the extent applicable, any Treasury Regulations promulgated thereunder.
“Committee” shall mean the Executive Committee, the Remuneration Committee, the Distribution Committee and such other committees as may be established by the Board.
“Company” shall have the meaning specified in the preamble to this Agreement.
“Compensatory Property” shall have the meaning set forth in Section 3.5.
“Consent of the Board of Managers” shall have the meaning set forth in Section 6.1(d).
“Covenant Termination Date” shall have the meaning set forth in the KELP Agreement.
“Covered Person” shall mean (a) any Member or (b) any partner, equity holder, member, officer or director of a Member and (c) any natural person that is a member of the Board, a member of a Committee or an Officer.
“Depreciation” shall mean, for each Accounting Period, an amount equal to the depreciation, amortization and other cost recovery deductions allowable with respect to an asset for such Accounting Period, except that if the Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be the amount which bears the same ratio to such beginning Asset Value as the federal income tax depreciation, amortization and other cost recovery deductions for such Accounting Period bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset as of the beginning of such Accounting Period is zero, Depreciation shall be determined with reference to such beginning Asset Value using any reasonable method selected by the Board.
“Disabling Conduct” shall mean, with respect to any Covered Person, fraud, willful misfeasance, conviction of a felony, a willful violation of Law having a material adverse effect on the Company, gross negligence or reckless disregard of duties in the conduct of such Person’s office or a material violation of this Agreement that, if curable, is not cured within 30 days after a written notice describing such violation has been given to such Covered Person.
“Discount Valuation” shall mean, at any point in time, 60% of the FMV Valuation at such time.
“Dispute” shall have the meaning set forth in Section 7.1(f).

“Distributable Income” shall mean, with respect to any period, the sum of the MAC Distributable Income and the Non-MAC Distributable Income
“Distribution Committee” shall have the meaning set forth in Section 6.2.
“Distribution Policy” shall mean any policy of the Company with respect to distributions to Members, as reflected in Section 3.1.
“Effective Date” shall mean the date of the initial filing of the Certificate of Formation with the Secretary of State.
“Eligible Employee” shall have the meaning set forth in the KELP Agreement.
“Employed Limited Partner” shall have the meaning set forth in the KELP Agreement.
“Employee Make-Whole Amount” shall have the meaning set forth in Section 8.3(c).
“Event of Dissolution” shall have the meaning set forth in Section 10.2(a).
“Excess Class A Income Preference” shall mean, for purposes of Section 3.1(g)(i), the excess of the amount distributed to OMAM under Section 3.1(e)(ii) for the calendar year in which a Liquidity Event occurred over the Class A Annual Income Preference for such calendar year (such Class A Annual Income Preference to be pro rated to include only the portion of the calendar year preceding the Liquidity Event).
“Excess Working Capital Amount” shall mean the excess of working capital (determined in accordance with GAAP) as of December 31, 2007 over $12.5 million, which has been paid to OMAM.
“Executive Committee” shall have the meaning set forth in Section 6.2.
“Fiscal Year” shall mean the period beginning the Effective Date and ending the following December 31 and thereafter shall mean the annual period beginning each January 1 and ending the following December 31, except as otherwise required by the Code.
“FMV Multiple” shall mean six (6) unless such multiple has been adjusted in accordance with this Agreement.
“FMV Valuation” shall mean, at any point in time, the sum of (a) the KELP Non-MAC Income Percentage at such time multiplied by the Class B Non-MAC Valuation at such time, (b) the KELP MAC Aggregate Income Percentage at such time multiplied by the Class B MAC Valuation at such time, and (c) the capital account balance of the KELP at such time, excluding all additions to such capital account balance attributable to capital contributions by the KELP. The FMV Valuation shall be reviewed by the Board of Managers annually.
“For Cause Interest” shall have the meaning set forth in Section 8.3(a).
“For Cause KELP Interest” shall have the meaning set forth in Section 8.3(a).
“General Partner” shall have the meaning set forth in the KELP Agreement.
“Good Reason” shall mean, with respect to any KELP Partner who is subject to an employment agreement with the Company, “Good Reason” as defined in such agreement.
“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.
“Indemnified Person” shall have the meaning set forth in Section 7.1(a).
“Initial OMAM Capital Account Amount” shall mean $1,250,000,000.
“Interest” shall mean the membership interest of a Member in the Company, designated as Class A Interest or Class B Interest, having the rights, powers and duties set forth in this Agreement, including any interest in and to the Net Profit and Net Loss of the Company and such Member’s right to receive distributions of the Company’s assets pursuant to this Agreement.
“IPO Transaction” shall mean a transaction in which a Person that beneficially owns, directly or indirectly, a majority of the Interests of the Company places its shares on a listed exchange as part of an initial public offering, provided that clause (c) of the definition of Liquidity Event shall not constitute an IPO Transaction.
“KELP” shall have the meaning set forth in the preamble hereto.
“KELP Advisory Managers” shall have the meaning set forth in Section 6.1(c)(ii).
“KELP Agreement” means the limited partnership agreement of the KELP, as amended and/or restated from time to time.
“KELP MAC Carried Interest Percentage” shall mean a percentage of MAC Distributable Income, as agreed by the Members from time to time, to be distributed to the KELP pursuant to Section 3.1(f)(i).
“KELP MAC Aggregate Income Percentage” shall mean the quotient expressed as a percentage determined by dividing the amount of MAC Distributable

Income distributed to the KELP for the most recent Valuation Period by the total MAC Distributable Income distributed to all Class B Members for such Valuation Period.
“KELP Non-MAC Income Percentage” shall mean a fraction (expressed as a percentage) the numerator of which is the Percentage Class B Interest held by the KELP and the denominator of which is the Percentage Class B Interest held by all Members.
“KELP Partner” shall mean a Person holding a partnership interest in the KELP.
“KELP Points” shall have the meaning set forth in the KELP Agreement.
“KELP ROFR Notice” shall have the meaning set forth in Section 8.5(c).
“KELP Voting Managers” shall have the meaning set forth in Section 6.1(c)(i).
“Law” or “Laws” shall mean any federal, state, local or foreign law, statute, ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, or published policy or interpretation of any Governmental Entity.
“Liquidity Event” shall mean the consummation of (a) a sale of the Company or all or substantially all of the assets of the Company to a bona fide third party purchaser for value that is not affiliated with Old Mutual in a transaction or a series of related transactions; (b) a merger, consolidation, conversion or recapitalization of the Company, provided that any such merger, consolidation, conversion or recapitalization results in Old Mutual owning, directly or indirectly, less than 50% of the equity interests of the Company; or (c) an initial public offering of the equity interests of the Company (or its successor) where a majority of the equity interests of the Company (or its successor) are placed on a listed exchange.
“Lock Up Period” shall mean the period commencing April 1, 2011 and ending on and including March 31, 2013.
“MAC Business” shall mean the Company's multi-asset class investment capability.
“MAC Distributable Income” shall mean, with respect to any period, the net income of the Company attributable to the MAC Business during such period determined in accordance with U.S. generally accepted accounting principles and consistent with any agreement between the Members, but excluding (by adding back) amortization of intangibles, non-cash compensation expenses, non-cash extraordinary items and non-cash non-recurring items (for the avoidance of doubt “non-cash non-recurring items” includes any non-cash charge or non-cash expense attributable to the issuance of Interests to the KELP or issuance of interests in the KELP)(i.e. the gross value of any such interests will be included), provided that (a) for purposes of determining the Class B Valuation, MAC Distributable Income shall also exclude (by adding back) extraordinary and non-recurring items of all types (whether cash or non-cash) and (b) for purposes of making distributions pursuant to Section 3.1 (but not for purposes of determining the Class B Valuation), MAC Distributable Income shall be increased by its pro rata share of any amount required to be included pursuant to Section 8.4(e).
“MAC Net Profit” or “MAC Net Loss” means that portion of the Net Profit or Net Loss of the Company attributable to the MAC Business.
“Majority in Interest of the KELP Partners” shall mean the approval of partners of the KELP holding a majority of the limited partner interests of the KELP, excluding consultants to the Company.
“Manager” shall have the meaning set forth in Section 6.1(a).
“Members” shall have the meaning set forth in the preamble to this Agreement.
“Net Profit” or “Net Loss” means, for any Accounting Period, an amount equal to the Company’s taxable income or taxable loss for such period, determined in accordance with Section 703 of the Code (for this purpose, all items of income, gain, loss and deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication): (i) any income that is exempt from federal income tax and not otherwise taken into account in computing Net Profit or Net Loss shall be added to taxable income or loss; (ii) any expenditures of the Company described in Section 705(a)(2)(B) or that are treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profit or Net Loss, shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from the disposition of an asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Asset Value of the property disposed of, notwithstanding that the adjusted tax basis differs from its Asset Value; (iv) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation with respect to each asset of the Company for each such Accounting Period computed in accordance with the definition of Depreciation; and (v) to the extent an adjustment to the adjusted basis of a Company asset pursuant to Section 743(b) or 734(b) is required pursuant to applicable Treasury Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Asset Value of an asset) or an item of loss (if the adjustment decreases the value of an asset) from the disposition of such asset, and shall be taken into account for purposes of computing Net Profit and Net Loss. Notwithstanding any other provision of this Agreement to the contrary, any items specially allocated pursuant to Section 4.3 shall not be considered in determining Net Profit or Net Loss.
“Non-MAC Distributable Income” shall mean, with respect to any period, the net income of the Company other than MAC Distributable Income during such period determined in accordance with U.S. generally accepted accounting principles and consistent with any agreement between the Members, but excluding (by adding back) amortization of intangibles, non-cash compensation expenses (except expenses attributable to non-cash compensatory awards of publicly-traded shares of Old Mutual), non-cash extraordinary items and non-cash non-recurring items (for the avoidance of doubt “non-cash non-recurring items” includes any non-cash charge or non-cash expense attributable to the issuance of Interests to the KELP or issuance of interests in the KELP) )(i.e. the gross value of any such interests will be included) provided that (a) for purposes of determining the Class B Valuation, Non-MAC Distributable Income shall also exclude (by adding back) extraordinary and non-recurring items of all types (whether cash or non-cash), (b) for purposes of making distributions pursuant to Section 3.1 (but not for purposes of determining the Class B Valuation), Non-MAC Distributable Income shall be increased by its pro rata share of any amount required to be included pursuant to Section 8.4(e) and (c) any severance, termination or similar payment that OM(US)H is required to make to any employee or consultant of the Company pursuant to any employment or consulting agreement to which the Company is a party shall not be treated as a payment by or obligation of the Company for purposes of determining Non-MAC Distributable Income.
“Non-MAC Net Profit” or “Non-MAC Net Loss” means all of the Net Profit or Net Loss of the Company other than any amounts included in the MAC Net Profit or MAC Net Loss, as applicable.
“Non Pro Rata Additional Capital Contribution” shall have the meaning set forth in Section 2.2 hereto.
“OFAC” shall have the meaning set forth in Section 6.8.
“Officer” shall have the meaning set forth in Section 6.4(a).
“Offset Amounts” shall have the meaning set forth in Section 8.3(a).
“Old Mutual” shall mean Old Mutual plc, a public limited company, domiciled in England and Wales with a registration number of 3591559.
“OMAM” shall have the meaning set forth in the preamble hereto.
“OMAM Managers” shall have the meaning set forth Section 6.1(b).
“OM(US)H” shall mean OMAM Inc., a Delaware corporation.

“Percentage Class A Interest” shall mean, with respect to each Member, the percentage of Class A Interest held by such Member.
“Percentage Class B Interest” shall mean, with respect to each Member, the percentage of Class B Interest held by such Member.
“Person” shall mean any individual or entity, including a corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, sole proprietorship, government or governmental agency or authority.
“Priority Buyer List” shall have the meaning set forth in Section 6.2(b)(ii).
“Prime Rate” shall mean a rate per annum equal, at the time of determination, to the highest “prime rate” then published in the “Money Rates” section of the Wall Street Journal, Eastern edition, or in such successor publication as shall be acceptable to the Distribution Committee.
“Proceeds” shall mean the total amount of consideration received by the Company (or the Members) with respect to a Liquidity Event less the amount of any transaction expenses of the Company incurred with respect to such Liquidity Event (including, without limitation, any legal, accounting, investment banking or appraisal fees).
“Proposed Mandatory Sale” shall have the meaning set forth in Section 8.5(a).
“Proposed ROFR Sale” shall have the meaning set forth in Section 8.5(b).
“Remuneration Committee” shall have the meaning set forth in Section 6.2.
“Required Sale Notice” shall have the meaning set forth in Section 8.5(b).
“Scheme of Authority” shall have the meaning set forth in Section 6.1(e).
“Secretary of State” shall mean the Secretary of State of the State of Delaware.
“Securities Act” shall have the meaning set forth Section 5.2.
“Segregated Client Mandated Capital” shall mean the amount of capital held by the Company, in excess of Working Capital Requirements, regulatory requirements or other short-term cash needs of the Company, solely to satisfy capital requirements of one or more clients of the Company.
“Standing Committee” shall have the meaning set forth in Section 6.2.

“Succession Plan” shall have the meaning set forth in Section 6.10.
“Trading Window” shall have the meaning set forth in the KELP Agreement.
“Transfer” shall mean any sale, transfer, assignment, conveyance, gift, bequest, pledge, mortgage, encumbrance, hypothecation or other disposition, or the act of so doing, as the context requires.
“Treasury Regulations” shall mean the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).
“Unpaid ACC Income Preference Amount” shall mean, at a particular time of determination, the excess of: (a) the amount of a Member’s ACC Income Preference Amount over (b) the aggregate amount of distributions made to such Member pursuant to Section 3.1(e)(i).
“Unreturned Non Pro Rata Additional Capital Contribution” shall mean, at a particular time of determination, the excess of: (a) the amount of a Member’s Non Pro Rata Additional Capital Contribution over (b) the aggregate amount of any Non Pro Rata Additional Capital Contributions previously returned to such Member.
“Valuation Period” shall mean, at any point in time, the twelve month period ending as of either December 31st or June 30th, whichever is more recent.
“Working Capital Requirements” shall mean, with respect to any time, the requirement that the Company have an amount of cash at such time equal to six weeks of the Company’s operating expenses, as reasonably determined by the Distribution Committee, that may be applied to the working capital requirements of the Company (determined in light of expenditures contemplated by the Approved Budget), provided that such amount shall exclude cash held by the Company to meet regulatory requirements (if any).

ARTICLE XIII.

MISCELLANEOUS
Section 13.1.    Notices. Except as otherwise provided in this Agreement, any and all notices or other communications required or permitted under this Agreement shall be deemed duly given to any party (i) when delivered personally, (ii) when delivered, if sent by Federal Express or another nationally recognized overnight carrier, (iii) three days after sent by U.S. first class mail and (iv) when sent if sent by fax or email, provided that a copy is also sent that day by Federal Express or another nationally recognized overnight carrier. All such notices in order to be effective shall be in writing and shall be addressed (to the recipient’s street address or fax number, as the case may be), if to the Company at its principal office address set forth in Section 1 hereof, to the attention of the Chief Executive Officer, phone: (617) 850-3516, fax: (617) 850-3616, and if to a Member at the last street address or fax number, as the case may be, of record on the Company’s books, and copies of such notices shall also be sent to the last such address for the recipient which is known to the sender, if different from the address so specified. Copies of such notices shall also be sent to OMAM Inc., 200 Clarendon Street, 53rd Floor, Boston, MA 02116, Attention: General Counsel, phone: (617) 369-7300, fax: (617) 369-7499. Notice addresses may be changed at any time by notice as provided in this Section 13.1.
Section 13.2.    Binding Provisions. The terms of this Agreement shall be binding upon and shall inure to the benefit of (i) the Members and their respective successors, heirs and assigns and (ii) the Managers and any successors thereto designated pursuant to Section 6.1 hereof, provided that this Agreement shall inure to the benefit of successors and assigns only in the event of Transfers in compliance with Article VIII hereof. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto, including any creditor of the Company (including any Member acting in its capacity as a creditor of the Company) or any creditor of any Member.
Section 13.3.    Applicable Law; Submission to Jurisdiction.
(a)    THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE NOTWITHSTANDING ANY CONFLICT OF LAW RULES TO THE CONTRARY. IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF THIS AGREEMENT AND ANY NONMANDATORY PROVISION OF THE ACT, THE PROVISION OF THIS AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.
(b)    Except as otherwise provided in Section 7.1(f) herein, each party hereto (a) submits to the exclusive jurisdiction of the federal and state courts located in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such courts, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each party hereto agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 13.1, provided that nothing in this Section 13.3 shall affect the right of any party hereto to serve such summons, complaint or other initial pleading in any other manner permitted by Law.
Section 13.4.    Severability of Provisions. If any provision of this Agreement is held to be unenforceable under applicable Law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of this Agreement shall be enforceable in accordance with its terms provided that this Agreement continues to reasonably and substantially reflect the intent of the parties expressed herein taking into account the exclusion of such unenforceable provision.
Section 13.5.    Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.
Section 13.6.    Amendments. No amendment of this Agreement shall be valid or binding unless such amendment is made with the written consent of OM(US)H and the KELP, except as set forth in Section 8.7. In the event that, due to a change in law or regulation applicable to the Company, the KELP, OMAM, OM(US)H or Old Mutual it becomes necessary to amend or modify this Agreement to avoid the Company, the KELP, OMAM, OM(US)H or Old Mutual from violating such law or regulation, OM(US)H and the KELP shall cooperate reasonably with each other in amending or modifying this Agreement in a manner that avoids such violation, provided that, in meeting its obligations under this sentence, OM(US)H and the KELP shall seek to minimize, to the extent reasonably practicable, any material adverse changes to the rights and obligations of the Members under this Agreement.

Section 13.7.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.
Section 13.8.    Further Actions. Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Board in connection with the formation of the Company and the achievement of its purposes or to give effect to the provisions of this Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the Board determines to be necessary or appropriate to form, qualify or continue the Company as a limited liability company in all jurisdictions in which the Company conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Company.
Section 13.9.    Survival of Certain Provisions. The obligations of each Member pursuant to Sections 3.3, 4.3, 9.3 and Article VII shall survive the termination or expiration of this Agreement and the dissolution, winding up and liquidation of the Company.
Section 13.10.    Waiver of Partition. Except as may otherwise be provided by Law in connection with the dissolution, winding up and liquidation of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.
Section 13.11.    Entire Agreement. This Agreement, including any agreements referenced herein and the Certificate of Formation, which are hereby incorporated herein, constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior understandings or agreements between the parties.

Section 13.12.    Interpretation. As used herein, the singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice-versa, unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference herein to “include”, “includes”, “including” and any derivation thereof shall be interpreted to be immediately followed by “without limitation”. Any reference to any Section or paragraph shall be deemed to refer to a Section or paragraph of this Agreement, unless the context clearly indicates otherwise. Except as otherwise provided herein, whenever this Agreement refers to an employee of or consultant to the Company, such reference shall be deemed to include any person that is an employee of or consultant to a subsidiary of the Company, provided that no consultant to the Company or any subsidiary of the Company shall have voting rights under this Agreement or the KELP Agreement. Except as otherwise provided herein, whenever this Agreement refers to the termination of employment of an employee, such reference shall be deemed to include the termination of a consulting arrangement with a consultant.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
OMAM Affiliate Holdings LLC

By: OMAM Inc.,
its Sole Member

By:___________________________
Peter L. Bain
Chief Executive Officer

ACADIAN KELP LP
By: Acadian KELP GP LLC

By:___________________________
Name:
Title:

Table of Contents

Page
ARTICLE I.

FORMATION
Section 1.1.Continuation 2
Section 1.2.Company Name 3
Section 1.3.The Certificate of Formation, Etc. 3
Section 1.4.Purpose 3
Section 1.5.Powers 3
Section 1.6.Office; Registered Office 3
Section 1.7.Registered Agent 3
Section 1.8.Members and Membership Interests 4

ARTICLE II.

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 2.1.Initial Capital Contributions    4
Section 2.2.Additional Capital Contributions    4
Section 2.3.MAC Capital Contributions    4
Section 2.4.Capital Accounts    5
Section 2.5.Withdrawals or Loans    5
Section 2.6.Negative Capital Accounts    6
Section 2.7.No Interest    6

ARTICLE III.

DISTRIBUTIONS
Section 3.1.Distributions    7
Section 3.2.Tax Distributions    10
Section 3.3.Withholding; Tax Indemnification    10
Section 3.4.Overriding Provision    10
Section 3.5.Special Distributions to OMAM    11

ARTICLE IV.

ALLOCATIONS
Section 4.1.Allocations of Net Profit and Net Loss    11
Section 4.2.Allocations of Book Income and Loss    14
Section 4.3.Regulatory and Special Allocations    14
Section 4.4.Tax Allocations; Sections 704(c).    16
Section 4.5.Advances on Member’s Distributive Shares of Net Profit    17

Section 4.6.Transfer or Assignment    17

ARTICLE V.

MEMBERS
Section 5.1.Limited Liability    17
Section 5.2.Certificates    17

Section 5.1	Limited Liability	17
Section 5.2	Certificates	17

ARTICLE VI.

BOARD; COMMITTEES; OFFICERS; ACTIONS REQUIRING CONSENT OF BOARD
Section 6.1.Board.    18
Section 6.2.Committees    21
Section 6.3.Procedures    24
Section 6.4.Officers    26
Section 6.5.“Managers”; Power to Bind the Company    27
Section 6.6.Standard of Care for Managers; Liability of Covered Persons    27
Section 6.7.Actions Requiring Consent of the Board of Managers    28
Section 6.8.Covenants Regarding OFAC    30

Section 6.9.Approved Budget    30
Section 6.10.Succession Planning    31
Section 6.11.Shared Services    31

ARTICLE VII.

INDEMNIFICATION
Section 7.1.Indemnity    32

Section 7.1	Indemnity	32

ARTICLE VIII.

TRANSFERS OF INTERESTS;
ADDITIONAL MEMBERS; RESIGNATIONS
Section 8.1.Transfers    33
Section 8.2.Resignations, Etc.    35
Section 8.3.Put, Call and Redemption Rights – Termination of Employment    35
Section 8.4.Put, Call and Redemption Rights – Other    40

Section 8.5.Mandatory Sale; Right of First Refusal    42

ARTICLE IX.

BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS
Section 9.1.Books and Records    44
Section 9.2.Reports    44
Section 9.3.Filings of Returns and Other Writings; Tax Matters Partner    45
Section 9.4.Banking    45
Section 9.5.Financial Information    45
Section 9.6.Confidential Information    46

ARTICLE X.

TERM; TERMINATION
Section 10.1.Term    47

Section 10.2.Events of Dissolution    47
Section 10.3.Application of Assets    48

Section 10.1	Term	47
Section 10.2	Events of Dissolution	47
Section 10.3	Application of Assets	48

ARTICLE XI.

ADDITIONAL TAX AND OTHER REQUIREMENTS
Section 11.1.Priorities    49
Section 11.2.Entity Characterization    49
Section 11.3.Internal Revenue Code Section 409A    49

Section 11.1	Priorities	49
Section 11.2	Entity Characterization	49
Section 11.3	Internal Revenue Code Section 409A	49

ARTICLE XII.

DEFINITIONS
ARTICLE XIII.

MISCELLANEOUS
Section 13.1.Notices    61
Section 13.2.Binding Provisions    61
Section 13.3.Applicable Law; Submission to Jurisdiction    61
Section 13.4.Severability of Provisions    62
Section 13.5.Titles    62
Section 13.6.Amendments    62

Section 13.7.Counterparts    63
Section 13.8.Further Actions    63
Section 13.9.Survival of Certain Provisions    63
Section 13.10.Waiver of Partition    63
Section 13.11.Entire Agreement    63
Section 13.12.Interpretation    63